Exhibit 10.6
CREDIT AGREEMENT
Dated as of May 26, 2006
Borrower Parties
EURONET WORLDWIDE, INC.,
as Borrower Agent
AND
EURONET SERVICES INDIA PVT LTD,
as Borrower
AND
BANK OF AMERICA, N.A.,
as Lender and Agent
Rupee Revolving Line of Credit
Termination Date: May 26, 2009

Page

6.3 Legal Opinion	23
6.4 No Adverse Changes; Representations; No Default	23
6.5 Notice of Borrowing	23
6.6 [Intentionally Omitted.]	23
6.7 No Material Impairment	23
6.8 Required Consents and Approvals	23
6.9 Legality	24
6.10 General	24
ARTICLE 7 REPRESENTATIONS AND WARRANTIES	24
7.1 Corporate Existence and Standing	24
7.2 Authorization and Validity	24
7.3 No Conflict; Governmental Consent	24
7.4 Compliance with Laws; Environmental and Safety Matters	25
7.5 US GAAP Financial Statements	26
7.6 Ownership of Properties; Collateral Liens	26
7.7 Indebtedness	25
7.8 Subsidiaries	27
7.9 Litigation	27
7.10 Material Agreements; Labor Matters	27
7.11 Investment Company Act; Public Utility Holding Company Act	27
7.12 Taxes	27
7.13 Accuracy of Information	28
7.14 Employee Benefit Plans	28
7.15 No Undisclosed Dividend Restrictions	28
7.16 Absence of Default or Event of Default	28
7.17 Disclosure	28
7.18 Solvency	28
7.19 Margin Regulations	28
7.20 Copyrights, Patents and Other Rights	29
7.21 Fiscal Year	29
ARTICLE 8 AFFIRMATIVE COVENANTS	29
8.1 Conduct of Business and Maintenance of Properties	29
8.2 Insurance	29
8.3 Compliance with Laws and Taxes	29
8.4 Financial Statements, Reports, etc.	30
8.5 Other Notices	32
8.6 Access to Properties and Inspections	32
8.7 Use of Proceeds	32
8.8 Payment of Claims	33
8.9 Maintain Lender Accounts	33
ARTICLE 9 FINANCIAL COVENANTS	33
9.1 Euronet Consolidated Financial Covenants	33
9.2 Minimum Borrower EBITDA	33
ARTICLE 10 NEGATIVE COVENANTS	35
10.1 Indebtedness	35
10.2 Liens	36
10.3 Sale and Lease-Back Transactions	38

Page

10.4 Mergers, Transfers of Assets, Acquisitions	39
10.5 Creation of Subsidiaries	40
10.6 Subsidiary Dividend Restrictions	40
10.7 [Intentionally Omitted.]	40
10.8 Use of Proceeds	40
10.9 Loans, Advances and Investments	40
10.10 Negative Pledge	41
10.11 Liquidation or Change in Business	41
10.12 Money Services Business	41
ARTICLE 11 EVENTS OF DEFAULT	42
11.1 Events of Default	42
11.2 Rights and Remedies	43
ARTICLE 12 AGENT	44
12.1 Appointment and Authority	44
12.2 Rights as a Lender	43
12.3 Exculpatory Provisions	43
12.4 Reliance by Agent	45
12.5 Delegation of Duties	46
12.6 Resignation of Agent	46
12.7 Non-Reliance on Agent and Other Lenders	45
12.8 Agent May File Proofs of Claim	45
12.9 Collateral and Guaranty Matters	48
ARTICLE 13 MISCELLANEOUS	48
13.1 Notices	48
13.2 [Intentionally Omitted.]	49
13.3 Survival of Agreement	49
13.4 Binding Effect	49
13.5 Successors and Assigns; Participations	49
13.6 Expenses; Indemnity	52
13.7 Right of Setoff	53
13.8 Applicable Law	53
13.9 Waivers; Amendment	54
13.10 Suretyship Waivers	55
13.11 Interest Rate Limitation	57
13.12 Entire Agreement	57
13.13 Severability	57
13.14 Counterparts	57
13.15 Headings	57
13.16 Jurisdiction; Consent to Service of Process	57
13.17 Terms Generally	58
13.18 English Language	58
13.19 USA PATRIOT Act Notice	58
13.20 ARBITRATION	59

List of Exhibits:
Exhibit 1 — Definitions
Exhibit 2.2 — Revolving Note
Exhibit 4.8-A — Notice of Borrowing
Exhibit 4.8-B — Notice of Termination or Reduction
Exhibit 8.4 — Compliance Certificate

List of Schedules:
Schedule E-1 — Revolving Credit Commitments
Schedule 7.4 — Environmental Matters
Schedule 7.5 — Financial Statements
Schedule 7.8 — Corporate Structure
Schedule 10.1 — Existing Indebtedness
Schedule 10.2 — Existing Liens
Schedule 10.9 — Loans, Advances and Investments

RUPEE CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (“Agreement”) is made as of the 26th day of May, 2006, by and among Euronet Worldwide, Inc., a Delaware corporation, as Borrower Agent, Euronet Services India Pvt Ltd, a company organized under the laws of India (the “Borrower”), and Bank of America, N.A., a national banking association acting through its branch in Mumbai, India (“Bank of America”), as agent (in such capacity, the “Agent”) and as a lender (and together with the other financial institutions from time to time party hereto, as lenders, each a “Lender” and collectively the “Lenders”).
     WHEREAS, the Borrower has requested that the Agent arrange a three-year revolving line of credit with the Lenders in the amount of Ten Million US Dollars ($10,000,000); and
     WHEREAS, in order to induce the Agent and the Lenders to make such loans, the Borrower Agent has agreed to provide a guarantee of the Borrower’s obligations hereunder; and
     WHEREAS, the Lenders have agreed to make such loans available to the Borrower upon the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     Certain terms used in this Agreement are defined herein. Certain other terms are defined in Exhibit 1 attached hereto and incorporated herein by this reference.
ARTICLE 2
REVOLVING LINE OF CREDIT
     2.1 Agreement to Lend.
          (a) Revolving Loans. Each Lender severally, but not jointly, agrees, on the terms and subject to the conditions set forth in this Agreement, to make loans (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period beginning on the Closing Date through the first Business Day before the Revolving Credit Termination Date, in such amounts as the Borrower shall request as provided in Section 4.8 hereof not to exceed in aggregate principal amount outstanding at any time, such Lender’s Pro Rata Share of the Revolving Credit Commitment and, to the extent such Lender is an L/C Issuer, to treat each draw under any Letter of Credit as a Revolving Loan as provided in Section 2.4 below; provided, however, that no Lender shall have any obligation to make a requested Revolving Loan if, (A) a Default or Event of Default has occurred and is continuing or (B) after the making of such Revolving Loan, (I) the aggregate unpaid principal balance of all Revolving Loans, together with the aggregate undrawn amount under all outstanding Letters of Credit, would exceed the

Revolving Credit Commitments, or (II) a Default or Event of Default will have occurred and be continuing. The Borrower may terminate or reduce the unused portion of the Revolving Credit Commitment at any time by giving notice to the Lender as provided in Section 4.8 below, provided that any partial reduction shall be in an amount of at least One Million Dollars ($1,000,000) or the equivalent amount in the Funding Currency. Revolving Loans shall be used to pay existing intercompany indebtedness, for working capital and for other corporate or business purposes.
          (b) Except as otherwise provided in Section 3.3, if the aggregate principal indebtedness of the Borrower under the Revolving Notes, plus the aggregate undrawn amount under all outstanding Letters of Credit, at any time exceeds the Revolving Credit Commitment, the Borrower shall immediately, without demand or notice, pay principal under the Revolving Notes so that the aggregate principal amount outstanding thereunder, plus the aggregate undrawn amount under all outstanding Letters of Credit, does not exceed the Revolving Credit Commitment; provided, that in the case of Letters of Credit, such amount shall be held as cash collateral for undrawn Letters of Credit, and shall promptly be returned to the Borrower if Letters of Credit in an amount sufficient to eliminate such overadvance expire undrawn.
     2.2 Revolving Note. The Revolving Loans shall be evidenced by and repaid in accordance with Revolving Notes executed by the Borrower in favor of each Lender, in the form of Exhibit 2.2 hereto, dated as of the Closing Date or, with respect to Revolving Notes issued to a financial institution that becomes a Lender subsequent to the Closing Date, the date such financial institution becomes a Lender, and each Revolving Note shall be payable to the order of the applicable Lender. Such Notes and any and all amendments, extensions, modifications, renewals, reaffirmations, restatements, replacements and substitutions thereof and therefor executed with respect to the Revolving Loans are herein referred to as the “Revolving Notes”. Interest shall accrue on the unpaid principal balance of the Revolving Notes outstanding from time to time at a rate or rates determined as provided in Section 4.3 below. The Revolving Notes shall be paid in full on the Revolving Credit Termination Date.
     2.3 Increase of the Commitment.
          (a) Request for Increase. Provided there exists no Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrower Agent, on behalf of the Borrower may on a one-time basis, request an increase in the Commitments by an amount not exceeding $15,000,000; provided that:
     (i) any such request for an increase shall be in a minimum amount of $1,000,000; provided that, the aggregate of (x) such increase plus (y) any concurrent increase in the “Commitment” under the US Credit Agreement, plus (z) any concurrent increase in the “Commitment” under the Euro Credit Agreement shall be a minimum of $5,000,000; and
     (ii) after giving effect to any such increase, the aggregate of (x) the Commitment under this Agreement, plus (y) the “Commitment” under the US

Credit Agreement, plus (z) the “Commitment” under the Euro Credit Agreement, will not exceed $65,000,000.
At the time of sending such notice, the Borrower Agent (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
          (b) Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
          (c) Notification by Administrative Agent; Additional Lenders. The Agent shall notify the Borrower Agent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower Agent may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.
          (d) Effective Date and Allocations. If the Commitment is increased in accordance with this Section, the Agent and the Borrower Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.
          (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate of each Obligor dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a responsible officer of such Obligor (i) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 7 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata shares arising from any nonratable increase in the Commitment under this Section.
          (f) Conflicting Provisions. This Section shall supersede any provisions in Sections 4.5 or 13.9 to the contrary.
     2.4 The Letter of Credit Commitment.

          (a) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.4, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit:
     (I) the aggregate unpaid principal balance of all Revolving Loans, together with the aggregate undrawn amount under all outstanding Letters of Credit, shall not exceed the Revolving Credit Commitments; and
     (II) the aggregate outstanding principal amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the aggregate amount of all L/C Obligations shall not exceed such Lender’s Commitment.
Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
          (b) The L/C Issuer shall not issue any Letter of Credit, if:
               (i) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
               (ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
          (c) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
               (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any applicable law to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder)

not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
               (ii) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;
               (iii) except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;
               (iv) such Letter of Credit is to be denominated in a currency other than the Funding Currency;
               (v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
               (vi) a default of any Lender’s obligations to fund exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
          (d) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
          (e) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (f) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article 12 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article 12 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     2.5 Procedures for Issuance and Amendment of Letters of Credit.
          (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a responsible officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m., Mumbai, India time at least two Business Days (or such later date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may require.
          (b) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 6 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
          (c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.
     2.6 Drawings and Reimbursements; Funding of Participations.
          (a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent thereof. Not later than 4:00 p.m., Mumbai time on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Prime Lending Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified herein for the principal amount of Loans, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Article 6 (other than the delivery of a Loan Request). Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.6(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (b) Each Lender shall upon any notice pursuant to Section 2.6(a) make funds available to the Agent for the account of the L/C Issuer at the Agent’s principal office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., Mumbai time on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.6(c), each Lender that so makes funds available shall be deemed to have made a Prime Lending Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the L/C Issuer.
          (c) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Prime Lending Rate Loans as provided in Section 2.6(a) because the conditions set forth in Article 6 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.6(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.6.
          (d) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.6 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.
          (e) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.6, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.6 is subject to the conditions set forth in Article 6 (other than delivery by the Borrower of a Loan Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
          (f) If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6 by the time specified in Section 2.6(b), the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Prime Lending Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this Section 2.6(f) shall be conclusive absent manifest error.
     2.7 Repayment of Participations.
          (a) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.6, if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.
          (b) If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.6(a) is required to be returned under any circumstances (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Prime Lending Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     2.8 Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
          (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
          (b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
          (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
          (d) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
          (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     2.9 Role of L/C Issuer. Each Lender, the Borrower Agent and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Affiliates, directors, officers, employees, advisers and agents (collectively the “Related Parties”) nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the

L/C Issuer shall be liable or responsible for any of the matters described in Sections 2.8(a) through 2.8(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     2.10 Cash Collateral. Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then aggregate outstanding amount of all L/C Obligations. For purposes of this Section 2.10, “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a blocked Cash Collateral Account at Bank of America.
     2.11 Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.
     2.12 Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender fees with respect to the Letters of Credit in accordance with the terms and conditions of Section 5.1(c) (the “Letter of Credit Fee”). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each fiscal quarter of the Borrower Agent, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

     2.13 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     2.14 Letters of Credit Issued for Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, an Affiliate of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any such Affiliates inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Affiliates.
     2.15 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     2.16 Indemnity. The Borrower shall immediately on demand indemnify the L/C Issuer against any cost, loss or liability incurred by the L/C Issuer (other than by reason of the L/C Issuer’s gross negligence or willful misconduct) in acting as L/C Issuer under any Letter of Credit requested by the Borrower.
ARTICLE 3
CURRENCY
     3.1 Currency and Amount. The amounts of all Commitments, Loans, L/C Obligations and other monetary obligations hereunder shall be measured in the Base Currency. The Loans shall be funded in the Funding Currency and such Loans, together with any interest or fees related thereto shall be repaid in the Funding Currency. Letters of Credit shall be issued in the Funding Currency and all L/C Obligations with respect thereto shall be paid in the Funding Currency.
     3.2 [Intentionally Omitted.]
     3.3 Translation Calculations. (a) No later than 11:00 a.m., Mumbai time, on the last day of each month that is a Business Day (each a “Calculation Date”), the Agent will determine the Exchange Rate as of such Calculation Date with respect to the Funding Currency and the Agent shall give written notice thereof to the Lenders and the Borrower Agent. The Exchange Rate so determined shall become effective as of the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement be the Exchange Rates employed in converting any amounts between the Base Currency and the Funding Currency.

          (b) Not later than 4:00 p.m., Mumbai time, on each Reset Date and on each date on which Revolving Loans are made or continued or Letters of Credit are issued or amended, the Agent shall determine the aggregate unpaid principal balance of all Revolving Loans outstanding plus the aggregate undrawn amount under all outstanding Letters of Credit in the equivalent of the Base Currency.
          (c) In the event the aggregate unpaid principal balance of all Revolving Loans plus the aggregate undrawn amount under all outstanding Letters of Credit (calculated in accordance with this Section 3.3) exceeds the aggregate Revolving Credit Commitments, the Agent will promptly notify the Borrower Agent. The Borrower (and the Borrower Agent on behalf of the Borrower) shall not be entitled to make any further Loan Requests (other than with respect to continuations of outstanding Loans) and the Lenders will have no obligation to make any Loans (other than the continuations of outstanding Loans), for so long as such condition is continuing.
          (d) Without limiting Section 3.3(c), in the event the amount by which the aggregate unpaid principal balance of all Revolving Loans plus the aggregate undrawn amount under all outstanding Letters of Credit (calculated in accordance with this Section 3.3) exceeds the Revolving Commitments, is greater than One Million Dollars ($1,000,000), the Borrower shall, not later than the next Business Day following receipt of the notice provided in accordance with Section 3.3(b), and without any further demand or notice, pay principal under its Revolving Notes in the amount by which such amount exceeds One Million Dollars ($1,000,000).
     3.4 Agent’s Calculations. All calculations made by the Agent pursuant to this Article 3 will take into account any repayment, prepayment, consolidation or division of Loans to be made on the date of such calculations, and will be presumptively correct absent manifest error.
     3.5 Currency Indemnity.
          (a) If any sum due from an Obligor under the Loan Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
               (i) making or filing a claim or proof against that Obligor; or
               (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each of the Agent or any Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum; provided, however that the above indemnity with respect to the Agent or any Lender, shall not apply to the extent that any cost, loss or liability arises from the gross negligence or willful misconduct of the Agent or such Lender in making such currency conversion.
          (b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency or currency unit other than that in which it is expressed to be payable.
     3.6 Currency of Account.
          (a) Subject to paragraphs (b) through (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Loan Document.
          (b) A repayment of a Loan or Sum or a part of a Loan or Sum shall be made in the currency in which that Loan or Sum is denominated on its due date.
          (c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
          (d) Each payment in respect of costs, expenses or any taxes shall be made in the currency in which the costs, expenses or such taxes are incurred.
          (e) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
     3.7 Change of Currency.
          (a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
               (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and
               (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank of such country for the conversion of that currency or currency unit into the other, rounded up or down by the Agent.
          (b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

ARTICLE 4
DISBURSEMENTS; INTEREST; PAYMENTS
     4.1 Types of Loans. The Loans made on each Disbursement Date may, subject to the terms and conditions of this Agreement, be Prime Lending Rate Loans or MIBOR Rate Loans (each being referred to as a “type” of Loan) as specified in the applicable Loan Request given by the Borrower or the Borrower Agent in accordance with Section 4.8 hereof.
     4.2 Loan Disbursement Procedures.
          (a) Loans shall be disbursed by the Agent upon request by the Borrower or the Borrower Agent on behalf of the Borrower from time to time on or after the Closing Date, in such amounts as provided in Section 4.7 below, subject to the limitations on the Lenders’ obligations to make Loans as set forth in Section 2.1 above. Subject to the terms of this Agreement, the Borrower may borrow, repay and re-borrow Loans at any time prior to the Revolving Credit Termination Date.
          (b) Each Loan Request shall be delivered to the Agent in writing or by telex or facsimile transmission in the manner provided in Section 13.1 hereof, or as otherwise agreed by the Agent, in the manner and within the time periods set forth in Section 4.8. The Agent may rely and act upon any such Loan Request which is received from the Borrower Agent or any other person believed by the Agent in good faith to be authorized to make such request on behalf of the Borrower. The Agent shall record in its records all Loans made by the Lenders to the Borrower pursuant to this Agreement and all payments made on the Loans.
     4.3 Interest.
          (a) The Borrower shall pay to the Agent for the Pro Rata benefit of the Lenders interest on the unpaid principal amount of each Revolving Loan at the following rates per annum:
               (i) Floating Rate Option. During any period while such Loan is a Prime Lending Rate Loan, a rate per annum equal to the Prime Lending Rate (as in effect from time to time) plus the Applicable Margin, in effect from time to time. The rate of interest applicable to Prime Lending Rate Loans shall change as and when the Prime Lending Rate changes.
               (ii) Fixed Rate Option. The Borrower may elect, in accordance with Section 4.8 hereof, to have a specified portion of the Revolving Loan bear interest from time to time at a fixed rate per annum equal to the MIBOR Rate for the applicable Interest Period plus the Applicable Margin in effect on the Disbursement Date, the date of conversion or the date of continuation, as applicable, as adjusted as provided in this Agreement. The interest rate (other than adjustments to the Applicable

Margin as provided herein) with respect to any MIBOR Rate Loan shall not change during any Interest Period.
          (b) Notwithstanding the provisions of Section 4.3(a) above, the Borrower shall pay interest at the Default Rate on any principal of any Loan and on any interest or other amount payable by the Borrower hereunder or under the Revolving Notes (i) that is not paid in full when due (whether at maturity, by acceleration or otherwise), for the period commencing on and including the due date thereof until the same is paid in full and (ii) upon and during the continuance of any failure to comply with or violation of any of the financial covenants set forth in Article 9 of this Agreement as shown on and as of the last day of a fiscal quarter as reflected on any Compliance Certificate.
Accrued interest on each Loan shall be payable on the last day of each calendar month; provided that interest payable at the Default Rate shall be payable, to the extent applicable, from time to time on demand of the Agent.
          (c) The Agent shall, as part of its interest statements, notify the Borrower Agent of any change in the Prime Lending Rate or the MIBOR Rates in effect and shall, on the request of the Borrower Agent at any time, notify the Borrower Agent of the MIBOR Rates then in effect.
          (d) In the event that the Borrower or the Borrower Agent on behalf of the Borrower fails to select the type of Loan or the duration of any Interest Period for any MIBOR Rate Loan within the time period and otherwise as provided in Section 4.8, such Loan (if outstanding as a MIBOR Rate Loan) will be automatically converted into a Prime Lending Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Prime Lending Rate Loan) will remain as, or will be made as, a Prime Lending Rate Loan.
          (e) The amount of all interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty five (365) days. Interest on any Loan shall be computed for the period commencing on and including the date of such Loan to but excluding the date such Loan is paid in full; provided, however, that if a Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan.
     4.4 Optional and Mandatory Payments. The Borrower shall have the right to prepay the Loans in whole or in part at any time without premium or penalty, subject to giving the Agent prior notice in accordance with the provisions of Section 4.8 hereof, provided that (i) each such partial prepayment shall be in the aggregate principal amount of not less than Five Hundred Thousand Dollars ($500,000) or the equivalent amount in the Funding Currency calculated in accordance with the Exchange Rate, and (ii) if any prepayment is made on any day other than the last day of the Interest Period therefor, it may be prepaid only upon three (3) Business Days prior notice to Agent and the Borrower shall pay to the Agent any applicable fees and amounts described in Section 5.2(a) below. Amounts prepaid in respect of Loans under this Section 4.4 may be re-

borrowed subject to the terms and conditions hereof. The Borrower shall make mandatory principal payments on the Loans as provided in Section 2.1(b), Section 2.2 and Section 3.3(d) above.
     4.5 Payments. (a) Except as otherwise provided herein and subject to Section 4.8 below, all payments of principal, interest, Fees, taxes, charges, expenses and other items payable by the Borrower hereunder and under the Revolving Notes shall be made in the Funding Currency but shall be calculated by the Agent in Dollars and shall be credited on the date of receipt by the Agent for the Pro Rata benefit of the Lenders if received by the Agent at its principal office in Mumbai, in immediately available funds, prior to 4:00 p.m., Mumbai time, on a Business Day. Payments made in funds which are not immediately available shall be credited only when the funds are collected by the Agent, and payments received (whether from the Borrower in immediately available funds or through the collection of funds which were not immediately available at the time payment was tendered by the Borrower) after 4:00 p.m. (Mumbai time) will be credited on the next Business Day. The Agent reserves the right to apply all payments received by it from the Borrower and designated or authorized to be applied to the Revolving Notes first to any Fees and other charges then due to the Agent or the Lenders, then to accrued interest on such Revolving Notes for the benefit of the Lenders on a Pro Rata basis and then to reduction of the principal balance of such Revolving Notes for the benefit of the Lenders on a Pro Rata basis, or such other order as the Agent may determine in its sole discretion. The Agent shall also record in its records, in accordance with customary accounting practice, all interest, Fees, taxes, charges, expenses and other items properly chargeable to the Borrower with respect to the Loans, all payments received by the Agent for application to the Obligations, and all other appropriate debits and credits. The Agent’s records shall constitute prima facie evidence of the amount of Obligations outstanding from time to time. All payments received by the Agent shall be distributed by Agent in accordance with this Section 4.5, subject to the rights of offset that Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due to the Agent from such Lender under any of the Loan Documents.
(b) (i) Each Obligor shall make all payments by it required hereunder or under any other Loan Document without any Tax Deduction, unless a Tax Deduction is required by law.
(ii) The Borrower Agent shall promptly, upon any Obligor becoming aware that an Obligor has had or will have to make a Tax Deduction (or that there has been or will be a change in the rate at which or the basis on which any Tax Deduction has to be made), notify the Agent accordingly. Similarly, a Lender shall notify the Agent upon becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower Agent and the applicable Obligor.
(iii) If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment in respect of which the Tax Deduction is required to be made shall be increased to the amount which (after making any Tax Deduction)

will leave an amount equal to the payment which would have been due if no Tax Deduction had been required.
     4.6 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Agent (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower Agent or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower Agent or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Agent or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Agent to determine the withholding or deduction required to be made.
     4.7 Minimum Amounts. Each borrowing of, or conversion into, any Prime Lending Rate Loan shall be in an amount in the Funding Currency equal to at least One

Hundred Thousand Dollars ($100,000) or a multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, and each borrowing of, conversion into, or continuation of, a MIBOR Rate Loan shall be in an amount in the Funding Currency equal to at least Five Hundred Thousand Dollars ($500,000) or a multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, in each case calculated in accordance with the Exchange Rate; provided that fluctuations in the unpaid principal balance of any MIBOR Rate Loan resulting from the translation calculations set forth in Section 3.3 shall not affect the Borrower’s ability to request a continuation of a MIBOR Rate Loan as a result of it not meeting the minimum amount or multiple amount requirements of this Section 4.7.
     4.8 Certain Requests and Notices. (a) The Borrower or the Borrower Agent on behalf of the Borrower will request borrowings and give notice to the Agent of all terminations or reductions of the Commitment or conversions, continuations and prepayments of Loans and duration of Interest Periods substantially in the form of Exhibits 4.8-A and 4.8-B hereto, as applicable (each a “Loan Request”). Each such notice shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. Mumbai time (i) on the Business Day prior to the effective date of the requested termination or reduction of the Commitment, (ii) on the same day if it is a notice of a borrowing or prepayment of a Prime Lending Rate Loan (except that if such date is not a Business Day, then on the next Business Day), or (ii) three (3) Business Days prior to the requested effective date for a borrowing or prepayment of, conversion into or continuation of a MIBOR Rate Loan or any selection of an Interest Period for a MIBOR Rate Loan. Any such Loan Request for a borrowing of, conversion into or continuation of a MIBOR Rate Loan shall specify, (i) the amount of principal which shall comprise the MIBOR Rate Loan, (ii) the date on which the rate is to become effective, and (iii) the Interest Period for such MIBOR Rate Loan. For purposes of calculating the number of Business Days, the date the notice is received shall be included if received not later than 11:00 a.m. Mumbai time and excluded if received after 11:00 a.m. Mumbai time.
          (b) Fundings by Lenders. Subject to its receipt of notice from Agent of a Loan Request for a borrowing as provided in Section 4.8(a) (except in the case of a deemed request by the Borrower for a Revolving Loan as provided herein, in which event no Notice of Borrowing need be submitted), each Lender shall timely honor its Revolving Credit Commitment by funding its Pro Rata share of each Revolving Loan that is properly requested by the Borrower or the Borrower Agent on behalf of the Borrower and that the Borrower is entitled to receive under this Agreement. Agent shall endeavor to notify Lenders of each Loan Request (or deemed request for a Borrowing), by 1:00 p.m. Mumbai time on the proposed funding date (in the case of Prime Lending Rate Loans) or by 3:00 p.m. Mumbai time at least 2 Business Days before the proposed funding date (in the case of MIBOR Rate Loans). Each Lender shall deposit with Agent an amount equal to its Pro Rata share of the Revolving Loan requested or deemed requested by the Borrower at Agent’s designated bank in immediately available funds not later than 2:00 p.m. Mumbai time on the date of funding of such Revolving Loan, unless Agent’s notice to the Lenders is received after 1:00 p.m. Mumbai time on the proposed funding date of a Prime Lending Rate Loan, in which event the Lenders shall deposit with Agent their respective Pro Rata shares of the requested Revolving Loan on or before

11:00 a.m. Mumbai time on the next Business Day. Subject to its receipt of such amounts from the Lenders, Agent shall make the proceeds of the Revolving Loans received by it available to the Borrower by disbursing such proceeds in accordance with the Borrower’s or Borrower Agent’s disbursement instructions set forth in the applicable Loan Request. Neither Agent nor any Lender shall have any liability on account of any delay by any bank or other depository institution in treating the proceeds of any Revolving Loan as collected funds or any delay in receipt, or any loss, of funds that constitute a Revolving Loan, the wire transfer of which was initiated by Agent in accordance with wiring instructions provided to Agent. Unless Agent shall have been notified in writing by a Lender prior to the proposed time of funding that such Lender does not intend to deposit with Agent an amount equal such Lender’s Pro Rata share of the requested Revolving Loan (or deemed request), Agent may assume that such Lender has deposited or promptly will deposit its share with Agent and Agent may in its discretion disburse a corresponding amount to the Borrower on the applicable funding date. If a Lender’s Pro Rata share of such Revolving Loan is not in fact deposited with Agent, then, if Agent has disbursed to the Borrower an amount corresponding to such share, then such Lender agrees to pay, and in addition the Borrower agrees to repay, to Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by Agent to or for the benefit of the Borrower until the date such amount is paid or repaid to Agent, (a) in the case of the Borrower, at the interest rate applicable to such Revolving Loan and (b) in the case of such Lender, at the Prime Lending Rate. If such Lender repays to Agent such corresponding amount, such amount so repaid shall constitute a Revolving Loan, and if both such Lender and the Borrower shall have repaid such corresponding amount, Agent shall promptly return to the Borrower such corresponding amount in same day funds. A notice from Agent submitted to any Lender with respect to amounts owing under this Section 4.8(b) shall be conclusive, absent manifest error.
     4.9 Borrower Agent. The Borrower hereby irrevocably appoints Euronet Worldwide, Inc. and Euronet Worldwide, Inc. agrees to act under this Agreement, as the agent and representative of the Borrower for all purposes under this Agreement (in such capacity, “Borrower Agent”), including requesting Revolving Loans, selecting whether any Loan is to be a Prime Lending Rate Loan or a MIBOR Rate Loan, and receiving account statements and other notices and communications to the Borrower from Agent. Agent may rely, and shall be fully protected in relying, on any Loan Request, disbursement instructions, reports, information, or any other notice or communication made or given by Borrower Agent, either in its own name or on behalf of the Borrower, and Agent shall have no obligation to make any inquiry or request any confirmation from or on behalf of the Borrower as to the binding effect on the Borrower of any such Loan Request, instruction, report, information, or other notice or communication; provided that the provisions of this Section 4.9 shall not be construed so as to preclude the Borrower from directly requesting Borrowings or taking other actions permitted to be taken by “the Borrower” hereunder.

ARTICLE 5
FEES; COLLATERAL
     5.1 Fees.
          (a) [Intentionally Omitted.]
          (b) Unused Commitment Fees. The Borrower shall pay to the Agent an unused commitment fee equal to (i) the average daily unused portion of the aggregate Revolving Credit Commitments under the Credit Agreement, computed on the last day of each fiscal quarter of the Borrower Agent, based upon the daily utilization for such fiscal quarter as calculated by the Agent, times (ii) a rate per annum equal to the Applicable Margin calculated for the applicable quarterly or other period. Such unused commitment fee shall accrue from the Original Closing Date to the Revolving Credit Termination Date, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, commencing on April 30, 2006, with the final payment to be made on the Revolving Credit Termination Date. The unused commitment fees provided for in this subsection shall accrue at all times after the Closing Date, including any time during which one or more of the conditions in Article 6 are not met.
          (c) Letter of Credit Fees. The Borrower agrees to pay to the Agent a fee in an amount equal to (i) the undrawn amount of all outstanding Letters of Credit, times (ii) a rate per annum equal to the Applicable Margin calculated for the applicable quarterly or other period.
     5.2 Additional MIBOR Rate Loan Costs.
          (a) The Borrower shall pay to the Agent for the benefit of the Lenders from time to time, upon request of the Agent, an administrative fee of Three Hundred Dollars ($300) plus such amounts as the Agent may determine to be necessary to compensate the Lenders for any loss, cost or expense which the Lenders incur (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits, but excluding loss of anticipated profits) that is attributable to (A) any payment, prepayment or conversion of a MIBOR Rate Loan made by the Borrower for any reason on a date other than the last day of an Interest Period for such Loan or (B) any failure by the Borrower for any reason (including, without limitation, the failure of any condition specified in Article 6 hereof to be satisfied) to borrow, continue or convert a MIBOR Rate Loan on the date therefor specified in the request for borrowing or notice given pursuant to Section 4.8 hereof. Such compensation may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the

Agent) which would have accrued to the Lenders on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Rupee market. The covenants of the Borrower set forth in this Section 5.2 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Agent will notify the Borrower Agent of any event which will entitle the Agent or the Lenders to compensation pursuant to this Section 5.2 as promptly as practicable after the Agent determines to require such compensation and will furnish the Borrower Agent with a certificate setting forth in reasonable detail the basis and amount of such compensation.
          (b) Determinations by the Agent of the effect of any Regulatory Change (i) on its rate of return, (ii) on its cost of maintaining the MIBOR Rate Loans, (iii) on its obligation to make MIBOR Rate Loans or (iv) on amounts receivable by it in respect of the MIBOR Rate Loans and determinations of the amounts required to compensate the Agent or the Lenders under this Section 5.2 shall be conclusive, provided that such determinations are made on a reasonable basis and are set forth in reasonable detail in the certificates referred to in Section 5.2(a) above.
          (c) Anything herein to the contrary notwithstanding, if it becomes unlawful for the Agent or any Lender to honor its obligation to make or maintain MIBOR Rate Loans hereunder or if, on or prior to the determination of any MIBOR Rate for any Interest Period, the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of “MIBOR Rate” in Exhibit 1 hereto are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for MIBOR Rate Loans, then the Agent shall give the Borrower Agent prompt notice thereof, and, so long as such condition remains in effect, the Agent and the Lenders shall be under no obligation to make additional MIBOR Rate Loans, to continue MIBOR Rate Loans or to convert Prime Lending Rate Loans into MIBOR Rate Loans, and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding MIBOR Rate Loans, either prepay such Loans or convert such Loans into Prime Lending Rate Loans.
     5.3 Reserve Costs. If, by reason of (i) any change in the law or in its interpretation or administration and/or (ii) compliance with any request from or requirement of the Reserve Bank of India (for increasing the capital adequacy costs) or other fiscal, monetary or other authority (including, without limitation, a request or requirement which affects the manner in which a Lender or any affiliate allocates capital resources to any Lender’s obligations hereunder) and/or (iii) unavailability of funding and/or (iv) capital adequacy charge and/or funding losses:
          (a) the Agent or any Lender or any affiliate incurs a cost as a result of such person having entered into and/or performing its obligation under this Agreement and/or assuming or maintaining the Commitment under this Agreement and/or in making any Loan or extending any Commitment hereunder;

          (b) the Agent or any Lender or any affiliate is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for such person having entered into this Agreement and/or performing its obligations hereunder and/or assuming or maintaining the Commitment;
          (c) there is any increase in the cost to the Agent, any Lender or its affiliate of funding or maintaining all or any of its participation in any Commitment hereunder; or
          (d) the Agent or any Lender or any of its affiliate becomes liable to make any payment on account of tax or otherwise on or calculated by reference to the amount of the Commitment or any Loan extended by the such person hereunder, then the Borrower shall, from time to time on demand by the Agent, promptly pay to the Agent for the benefit of any person making a claim under this Section 5.3, such amounts as are sufficient to indemnify the Agent, any Lender or any of its affiliate against, as the case may be, (i) such additional cost (ii) such reduction in rate of return, (iii) such increased cost, or (iv) such liability. Neither the Agent nor any Lender nor any of their affiliates shall be under any obligation to disclose information, which it reasonably considers to be confidential in connection with its demand under this clause.
     5.4 Notice of Increased Costs. If a Lender intends to make any claim or demand pursuant to Section 5.3 above, it shall notify the Borrower or the Borrower Agent of the reason thereof in writing.
ARTICLE 6
CONDITIONS TO MAKING LOANS
     The Lenders’ obligation hereunder to make the Loans, extend credit and enter into transactions referred to in Article 3 shall be subject to the satisfaction of the following conditions and, in the case of the conditions set forth in Sections 6.4, 6.5, 6.7, 6.8 and 6.9, as of each Disbursement Date and, in the case of the conditions set forth in Sections 6.4, 6.7, 6.8 and 6.9, as of each date a Letter of Credit is issued, renewed or extended.
     6.1 Delivery of Loan Documents. The Borrower and the Borrower Agent shall have executed and delivered to the Agent, as applicable, this Agreement, the Note and the Guaranty Agreement to which the Borrower Agent is a party, all of which shall be in form and substance satisfactory to the Agent and its counsel. The US Borrowers shall have executed and delivered to Bank of America Amendment No. 8 to the US Credit Agreement and shall have satisfied any other conditions required for the effectiveness of such Amendment. The Euro Borrowers shall have executed and delivered to Bank of America Amendment No. 9 to the Euro Credit Agreement and shall have satisfied any other conditions required for the effectiveness of such Amendment.

     6.2 Proper Proceedings; Charter Documents. The Borrower shall have taken all corporate or company proceedings necessary to authorize the Loan Documents and the transactions contemplated hereby. The Borrower shall have delivered to the Agent certificates, dated the Closing Date and signed by its Secretary, Managing Director, Director or other responsible officer, satisfactory to the Agent, respecting such proceedings and the incumbency of the officers executing the Loan Documents. The Borrower shall have delivered to the Agent copies of its memorandum and articles of organization or association or other charter documents, including all amendments thereto, certified by the appropriate officer, and copies of its bylaws or other constitutional documents, including all amendments thereto, certified by the appropriate officer. The Agent shall have received satisfactory results to all company and other final searches in relation to the Borrower as the Agent may reasonably request.
     6.3 Legal Opinion. The Agent shall have received opinions from counsel to the Borrower, dated as of the Closing Date, in form and substance satisfactory to the Agent and its counsel.
     6.4 No Adverse Changes; Representations; No Default. Since the date hereof, there shall have been no material adverse change in the business, operations, financial condition or prospects of the Borrower or the Euronet Entities taken as a whole. The representations and warranties contained in Article 7 hereof shall be true and correct as though made on and as of the Closing Date or such Disbursement Date or such date of issuance, renewal or extension of a Letter of Credit, as the case may be, except that the representations and warranties set forth in the first sentence of Section 7.4(b), Section 7.7 and Section 7.8 (which relate to disclosure Schedules 7.4, 10.1 and 7.8) are not required by this Section 6.4 to be made as of any Disbursement Date or such date of issuance, renewal or extension of a Letter of Credit. No Default or Event of Default shall have occurred and be continuing. The Agent shall have received certifications of the Borrower Agent in form satisfactory to the Agent and dated the Closing Date or the date of the request for borrowing or for issuing, renewing or extending a Letter of Credit, as applicable, certifying as to each matter set forth in this Section 6.4, which certifications may be included in the Loan Request described in Section 4.8 hereof.
     6.5 Notice of Borrowing. Agent shall have received the Loan Request described in Section 4.8 hereof.
     6.6 [Intentionally Omitted.]
     6.7 No Material Impairment. The Agent shall have determined that the prospect of payment of the Loans has not been materially impaired.
     6.8 Required Consents and Approvals. All consents, approvals and authorizations of any Governmental Authority or any other Person necessary in connection with the execution and performance of the Loan Documents, the consummation of the transactions contemplated hereby or the making of the Loans hereunder shall have been obtained and shall be in full force and effect.

     6.9 Legality. The making of any Loan shall not subject the Agent or any Lender to any penalty or special tax, shall not be prohibited by any law or governmental order or regulations applicable to the Agent, any Lender or to the Borrower and shall not violate any voluntary credit restraint program of the executive branch of the government of the United States or any other Governmental Authority, and all necessary consents, approvals and authorizations of any Governmental Authority to or of such Loan shall have been obtained.
     6.10 General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and its counsel, and the Agent shall have received copies of all other documents, including records of corporate proceedings and opinions of counsel, which the Agent may have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities, and such other conditions shall have been fulfilled as may have been requested by the Agent.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
     Each Borrower Party (except as specifically set forth herein) represents and warrants to the Agent and the Lenders that:
     7.1 Corporate Existence and Standing. Each Borrower Party is a corporation or company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to own its property and to carry on its business in each jurisdiction where the failure to so qualify would have a material adverse effect on its business, properties, assets, operations or condition (financial or otherwise). Borrower Agent represents and warrants to the Agent and the Lenders that each Euronet Entity is an entity duly created, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to own its property and to carry on its business in each jurisdiction where the failure to so qualify would have a material adverse effect on its business, properties, assets, operations or condition (financial or otherwise).
     7.2 Authorization and Validity. Each Borrower Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. Such execution and delivery have been duly authorized by proper proceedings, and the Loan Documents constitute the legal, valid and binding obligations of each Borrower Party, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, and other similar laws affecting the rights and remedies of creditors generally and (ii) by general principles of equity (regardless of whether such enforcement is considered in equity or at law).
     7.3 No Conflict; Governmental Consent. The execution, delivery and performance of the Loan Documents will not violate any law, rule, regulation, order, writ,

judgment, injunction, decree or award binding on any Borrower Party, any provision of each Borrower Party’s respective articles or certificate of incorporation or organization, by-laws or other charter documents, or the provisions of any indenture, instrument or other written or oral agreement to which any Borrower Party is a party or is subject or by which any Borrower Party or any of its property is bound, or conflict therewith or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on any of its property pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required by or in respect of the Borrower to authorize or is required in connection with the execution, delivery and performance of or the enforceability of any of the Loan Documents.
     7.4 Compliance with Laws; Environmental and Safety Matters.
          (a) Each Borrower Party represents and warrants to the Agent and the Lenders that each Euronet Entity, has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or Governmental Authority having jurisdiction over the conduct of its businesses or the ownership of its respective properties except to the extent that such non-compliance will not have a material adverse effect on the financial condition or business operations of Borrower, on a consolidated basis or on the Euronet Entities on a consolidated basis.
          (b) Each Borrower Party has, except as disclosed in Schedule 7.4 hereto and to each Borrower Party’s actual knowledge, complied with all federal, national, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution, environmental regulation or control, or employee health or safety, except to the extent that such non-compliance will not have a material adverse effect on the financial condition or business operations of the Borrower; no Borrower Party has received any written notice of any failure so to comply except as disclosed in Schedule 7.4 hereto; and no Borrower Party’s facilities treat, store or dispose of any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances (“Hazardous Materials”) similarly denominated, as those terms or similar terms are used in RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act or any other state, local or federal applicable law, ordinance, rule or regulation relating to environmental pollution, environmental regulation or control or employee health and safety applicable in the US or any other applicable jurisdiction, including without limitation, India (“Environmental Laws”) in a quantity or manner that requires a permit, registration, or another notification or authorization from a Governmental Authority except for the treatment, storage, or disposal of Hazardous Materials in a quantity or manner which, if in non-compliance with Environmental Laws, would not have a material adverse effect on the Borrower’s financial condition or business operations, taken as a whole, except as disclosed in Schedule 7.4 hereto. The conduct of the business and the condition of the property of the Borrower do not violate any Environmental Laws or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials. The Borrower is not aware of any events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in material liability on the part of the Borrower. Borrower Agent, with respect to each Euronet Entity, makes the same representations and warranties made by the Borrower herein.
     7.5 US GAAP Financial Statements. The Borrower Parties have heretofore furnished to the Agent (a) (i) an audited consolidated balance sheet and related consolidated statements of earnings and cash flows for all of the Euronet Entities as a group, and (ii) as shown on Schedule 7.5, (A) an unaudited balance sheet and related statements of earnings and cash flows for the Borrower and (B) a balance sheet and statement of earnings and cash flows for the Borrower Agent, each as of and for the Borrower Agent’s fiscal year ended December 31, 2005, and (b) (i) an unaudited consolidated balance sheet and unaudited statements of earnings and cash flows for all of the Euronet Entities as a group, and (ii) as shown on Schedule 7.5, (A) an unaudited combining balance sheet and unaudited statements of earnings and cash flows for the Borrower and (B) an unaudited individual balance sheet and unaudited statement of earnings and cash flows for the Borrower Agent, each as of and for the quarter ended September 30, 2005. Such financial statements fairly state the financial condition and results of operations of the applicable Person or Persons as of such dates and for such periods. No applicable Euronet Entity had on said date any material (on a consolidated basis) contingent liabilities, material (on a consolidated basis) liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet or the notes thereto as at said date or otherwise disclosed as required under the rules and regulations of the SEC. If any such matters are not included in the financial statements of the Borrower Parties, but are otherwise disclosed in a Borrower Party’s SEC filings or any other filings with the Registrar of Companies in India, then the Borrower Parties will provide a copy of such filings to the Agent and identify the relevant disclosure. Such financial statements were prepared in accordance with GAAP applied on a consistent basis. Since September 30, 2005, no material adverse change has occurred in the business, properties, financial condition, prospects or results of operations of the Borrower or the Euronet Entities (on a consolidated basis).
     7.6 Ownership of Properties; Collateral Liens. The Borrower has good title, free and clear of all Liens (other than those permitted by Section 10.2 hereof), to all of the properties and assets reflected in its financial statements as owned by it, and its interest in all other properties and assets in or to which it has an interest as a lessee, licensee or otherwise is free and clear of all Liens (other than those permitted under Section 10.2 hereof).
     7.7 Indebtedness. Except as disclosed on Schedule 10.1 or as otherwise permitted by Section 10.1, the Borrower does not have any Indebtedness for money borrowed or any direct or indirect obligations under any leases or any agreements of guaranty or security except for the endorsement of negotiable instruments in the ordinary course of business for deposit or collection. The Indebtedness disclosed on Schedule

10.1 or that is otherwise permitted by Section 10.1 is not superior in any right of payment or otherwise to any Indebtedness owing to the Agent or the Lenders.
     7.8 Subsidiaries. The Euronet Entities’ corporate structure is as set forth on Schedule 7.8. Except as described in Schedule 7.8, all of the issued and outstanding shares of capital stock or other ownership interests of each Euronet Entity has been duly authorized and issued and are fully paid and non-assessable, free and clear of all liens, restrictions and rights.
     7.9 Litigation. Monetary loss arising from any litigation, arbitration, mediation, governmental investigations, proceedings or inquiries before any Governmental Authority, arbitrator or mediator that are pending or, to the knowledge of any of any Borrower Party’s officers, threatened against or affecting the Borrower (other than those covered by insurance, but only to the extent so covered) is not reasonably expected to exceed, in the aggregate, One Million Dollars ($1,000,000).
     7.10 Material Agreements; Labor Matters. Any agreement or instrument of the Borrower that has or is likely to have a material effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Borrower is referred to in this Section 7.10 as a “Material Contract.” The Borrower is not in default under any Material Contract in any manner that could materially and adversely affect its assets, prospects, business, operations, financial condition, liabilities or capitalization of the Borrower or in any manner that could jeopardize the Borrower’s right to require the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract. There are no strikes or walkouts relating to any labor contracts (other than individual employment agreements) with the Borrower pending or threatened, and no labor contracts (other than individual employment agreements) are scheduled to expire during the term of this Agreement, and the Borrower Parties have no knowledge of, or reason to know of (in each case after a reasonable investigation), any efforts that are being made by any employees to form a union or collectively bargain with the Borrower.
     7.11 Investment Company Act; Public Utility Holding Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     7.12 Taxes. The Borrower has, and the Borrower Agent represents and warrants that each Euronet Entity has, filed all United States federal tax returns and all other tax returns which, to each Borrower Party’s actual knowledge, are required to be filed and paid all taxes due pursuant to said returns or pursuant to any assessment received by it, including without limitation all federal and state withholding taxes and all taxes required to be paid pursuant to applicable law, except such taxes, if any, as are being contested in good faith, by appropriate proceedings and as to which adequate charges, accruals and reserves have been set aside. No tax Liens have been filed, and no claims are being asserted with respect to any such taxes, except such tax Liens and claims that will not have a material adverse effect in the aggregate, on the assets, business, operations or financial condition of the Borrower or on the Euronet Entities on a consolidated basis. The charges, accruals and reserves on the books of the Borrower, and of the Euronet Entities, on a consolidated basis, in respect of any taxes or other governmental charges are adequate.
     7.13 Accuracy of Information. No information, exhibit or report furnished by any Borrower Party to the Agent or any Lender in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
     7.14 Employee Benefit Plans. The Borrower does not maintain, sponsor or contribute to any Defined Benefit Pension Plan.
     7.15 No Undisclosed Dividend Restrictions. Except for limitations on the payment of dividends under applicable corporate statutes or other laws, rules or regulations of any Governmental Authority with respect to companies or other business entities, no Borrower Party is subject to any agreement, covenant or understanding that limits or restricts its ability to declare or pay dividends.
     7.16 Absence of Default or Event of Default. No Default and no Event of Default has occurred and is continuing.
     7.17 Disclosure. The pro forma financial information contained in financial statements delivered to the Agent and any Lender, is, and will be, based upon good faith estimates and assumptions believed by each Borrower Party to be reasonable at the time made. There is no fact known to any Borrower Party (other than matters of a general economic nature) that has had or could reasonably be expected to have a material adverse effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Agent or the Lenders for use in connection with the transactions contemplated by this Agreement.
     7.18 Solvency. Based upon its financial and accounting records, each Borrower Party, individually, has assets of a value that exceeds the amount of its liabilities (excluding, for purposes of this representation, all intercompany loans from liabilities). Each Borrower Party reasonably anticipates that it will be able to meet their respective debts as they mature. Each Borrower Party has adequate capital to conduct the business in which it is engaged.
     7.19 Margin Regulations. Neither the making of the Loans hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or to extend credit to others for the purpose of purchasing or carrying Margin Stock (as defined in said Regulation U).

     7.20 Copyrights, Patents and Other Rights. Each Borrower Party possesses all licenses, patents, patent rights and patent licenses, trademarks, trademark rights and licenses, trade names, copyrights and all other intellectual property rights which are required or desirable to conduct its business as presently conducted; to the best of its knowledge, such rights do not infringe on or conflict with the rights of any other Person; and each Borrower Party has, and is current and in good standing with respect to, all governmental approvals, permits and certificates required to conduct its businesses as heretofore conducted.
     7.21 Fiscal Year. Each Euronet Entity has a fiscal year which ends on December 31, except as otherwise required for tax or other reporting purposes imposed by any statute, rule, regulation, order or restriction of any foreign government or Governmental Authority applicable to a Foreign Subsidiary of the Borrower Agent.
ARTICLE 8
AFFIRMATIVE COVENANTS
     Unless the Agent and the Required Lenders shall otherwise consent in writing, each Borrower Party agrees that it will:
     8.1 Conduct of Business and Maintenance of Properties. Carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; maintain, preserve, protect and keep its properties in good repair, working order and condition; and comply in all material respects with all agreements and instruments to which it is a party.
     8.2 Insurance. Maintain with financially sound and reputable insurance companies, insurance on all its property, covering such liabilities and such risks (including business interruption risks) and in such amounts as is consistent with sound business practice and reasonably satisfactory to the Agent and furnish to the Agent upon request full information as to the insurance carried.
     8.3 Compliance with Laws and Taxes. Comply with, and the Borrower Agent shall cause each Euronet Entity to comply with, any and all laws, statutes, rules, regulations, orders, judgments, decrees and awards, a violation of which, in any respect, taken as a whole, may materially and adversely affect the Borrower’s business, assets, operations or condition, financial or otherwise, including, without limitation, those regarding the collection, payment and deposit of employees’ income, unemployment, and Social Security taxes and those regarding environmental matters; pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside; make a timely payment or deposit of all FICA payments and withholding taxes required of it under applicable law; and, upon request, furnish to the Agent evidence satisfactory to the Agent that such payments have been made.
     8.4 Financial Statements, Reports, etc. Maintain, and Borrower Agent shall cause each Euronet Entity to maintain, a system of accounting established and administered in accordance with GAAP (as adopted in the United States) and furnish to the Agent:
          (a) Annual and Consolidating Financial Statements. Within seventy-five (75) days after the close of the fiscal year of the Borrower Agent, (i) audited financial statements of the Euronet Entities as a group, prepared in accordance with GAAP, including a balance sheet and statements of stockholders’ equity, income and cash flows, prepared on a consolidated basis and setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, accompanied by an unqualified opinion thereon or an unqualified opinion with explanatory language added to the auditors’ standard report of independent certified public accountants satisfactory to the Agent, which opinion shall state that the financial statements fairly present the financial condition and results of operations and cash flows of the Euronet Entities as a group as of the end of and for such fiscal year in conformity with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default continuing as of the date of such certificate, (ii) unaudited financial statements of the Borrower, prepared in accordance with GAAP, including a balance sheet and statements of stockholders’ equity, income and cash flows, in the format contained in Schedule 7.5, and (iii) unaudited individual financial statements of the Borrower Agent, prepared in accordance with GAAP, including a balance sheet and statements of stockholders’ equity, in the format contained in Schedule 7.5.
          (b) Quarterly Reporting. Within forty-five (45) days after the end of each fiscal quarter, (i) (a) consolidated financial statements for the Euronet Entities as a group, (b) financial statements for the Borrower, in the format contained in Schedule 7.5 and (c) an individual financial statement for the Borrower Agent, in the format contained in Schedule 7.5, in each case for the quarter then ended, including a balance sheet and statements of stockholders’ equity, income and cash flows for such quarter and for the period from the beginning of the respective fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by (ii) a certificate of the chief financial officer or treasurer of the Borrower Agent, as applicable, stating that said financial statements set forth in subparagraph (i) above, fairly present the financial condition and results of operations of the applicable entity or entities in accordance with GAAP consistently applied, as of the end of and for such period (subject to normal year-end adjustments and to the absence of footnote disclosures) and that, to the best of such officer’s knowledge, no Default or Event of Default has occurred under this Agreement or, if any Default or Event of Default exists, stating the nature and status thereof, and (iii) the most recent 10Q or 10K, as applicable, filed by any Borrower Party with the SEC.
          (c) [Intentionally Omitted.]

          (d) Compliance Certificate. Together with each set of financial statements required under paragraphs (a) and (b) of this Section 8.4, a compliance certificate of the Borrower Agent in substantially the form of Exhibit 8.4 (a “Compliance Certificate”), signed on its behalf by the chief financial officer or treasurer of the Borrower Agent, showing the calculations necessary to determine compliance with all financial covenants contained in Article 9 of this Agreement and stating that (i) all of the representations and warranties set forth in Article 7 hereof (including those referring to the Schedules to this Agreement) with respect to each Borrower Party, shall be true and correct as though made on and as of the date of the Compliance Certificate, except for matters specifically updated or described in the Compliance Certificate, (ii) that no default or event of default exists pursuant to the Convertible Senior Debenture Documents or any Convertible Debenture Documents or, if any such default or event of default exists, stating the nature and status thereof, and (iii) that no other Default or Event of Default exists or, if any other Default or Event of Default exists, stating the nature and status thereof.
          (e) SEC and Other Filings. Upon the request of the Agent, and as set forth in Section 8.4(b), copies of all registration statements and annual, periodic or other regular reports, final proxy statements and such other similar information as shall be filed by any Borrower Party with the Securities and Exchange Commission (the “SEC”), any national securities exchange or (to the extent not duplicative) any other similar U.S. or foreign Governmental Authority and copies of all notices, financial statements, reports and proxy statements so mailed.
          (f) Litigation. Prompt notice of all legal, arbitration or mediation proceedings and of all proceedings by or before any Governmental Authority affecting the Borrower which, if adversely determined, could reasonably be expected to result in a monetary loss in an amount in excess of One Million Dollars ($1,000,000) in the aggregate for all such proceedings and of the issuance by any Governmental Authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting or delaying, any action on the part of any Borrower Party, which injunction, order or restraint could reasonably be expected to materially and adversely affect the business, properties or affairs of any Borrower Party (on a consolidated or unconsolidated basis) or the institution of any proceedings seeking any such injunction, order or other restraint.
          (g) Reportable Events. If at any time after the Closing Date, any Borrower Party adopts, sponsors or contributes to any Defined Benefit Pension Plan, as soon as possible and in any event within ten (10) days after such Borrower Party knows that any Reportable Event has occurred with respect to any such Defined Benefit Pension Plan, a statement, signed by an authorized officer of such Borrower Party, describing said Reportable Event and the action which such Borrower Party proposes to take with respect thereto.
          (h) Environmental Notices. As soon as possible and in any event within ten (10) days after receipt, a copy of (i) any notice or claim to the effect that any Borrower Party is or may be liable to any person as a result of the release by such Borrower Party, or any other Person of any toxic or hazardous waste or substance into the environment or that all or any of its properties is subject to an Environmental Lien or (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by any Borrower Party after the Closing Date.
          (i) Other Information. Such other information (including consolidating financial reports and other financial information) as the Agent may from time to time reasonably request.
     On request of the Agent, the Borrower Parties shall deliver a letter to the Borrower Parties’ accountants (i) authorizing them to provide to Agent the financial statements set forth in Section 8.4(a)(i), (ii) directing them to send to the Agent true, correct, and exact copies of any and all financial statements and reports which are prepared as a result of any audit or other review of operations, finances or internal controls of the Borrower Parties (specifically including any reports dealing with improper accounting or financial practices, defalcation, financial irregularities, financial reporting errors or misstatements or fraud), and (iii) authorizing the Agent and each Lender to rely on financial statements of the Borrower Parties issued by such accountants, which letter shall be acknowledged and consented to in writing by such accountants.
     8.5 Other Notices. Give prompt notice in writing to the Agent of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which might materially and adversely affect its business, properties or affairs of the Borrower or any other Obligor or the ability of the Borrower or any other Obligor to repay the Obligations, including, without limitation, the occurrence of any default or event of default under any Convertible Senior Debenture Document or Convertible Debenture Documents.
     8.6 Access to Properties and Inspections. Permit the Agent to make reasonable inspections of the properties, corporate books and financial records of the Borrower Parties, to make reasonable examinations and copies of their respective books of account and other financial records and to discuss their respective affairs, finances and accounts with, and to be advised as to the same by, their officers, auditors, accountants and attorneys at such reasonable times and intervals as the Agent may designate. All of the Agent’s reasonable expenses incurred for domestic travel in connection with such audits and inspections of the Borrower Parties shall be paid for by the Borrower Parties.
     8.7 Use of Proceeds. Use the proceeds of the Revolving Loans to pay intercompany indebtedness existing on the date of this Agreement as permitted by this Agreement, to provide working capital and for other corporate purposes; provided, that no proceeds of the Revolving Loans shall be used by the Borrower to directly or indirectly make any Investments (other than Investments permitted pursuant to Section 10.9(f)) in, and no Letters of Credit shall be requested on behalf of, or for the benefit of, Euronet Payments & Remittance, Inc. (formerly known as TELECOMMUSA, LTD.) or in any other person that is a “Money services business” (as defined in 31 C.F.R. §103.11(uu) as amended, restated or replaced from time to time).

     8.8 Payment of Claims. Promptly pay when due all lawful claims, whether for labor, materials or otherwise.
     8.9 Maintain Lender Accounts. Each Borrower Party shall maintain its principal depository and operating accounts with Bank of America. The Borrower Agent shall cause each Euronet Entity to maintain its principal depository and operating accounts with Bank of America; provided, however, a Euronet Entity that is a Foreign Subsidiary may, upon prior notice to Bank of America, maintain accounts with other depository institutions necessary for the proper maintenance of such Foreign Subsidiary’s business.
ARTICLE 9
FINANCIAL COVENANTS
     9.1 Euronet Consolidated Financial Covenants. The Euronet Entities on a consolidated basis shall, so long as this Agreement shall remain in effect or any Obligations shall be unpaid:
          (a) (i) Consolidated Senior Funded Debt/EBITDA Ratio. Maintain as of the last day of each fiscal quarter, a Consolidated Senior Funded Debt/EBITDA Ratio no greater than 2.50 to 1.00 for each fiscal quarter, determined in accordance with GAAP.
“Consolidated Senior Funded Debt/EBITDA Ratio” means the ratio of (i) the aggregate outstanding principal amount of Senior Funded Debt of the Euronet Entities as of the last day of the applicable fiscal quarter to (ii) EBITDA of the Euronet Entities for the four (4) quarters ending on such date plus the pro forma amount of historic EBITDA for the four (4) quarters ending on such date, of any Euronet Entity acquired during such fiscal quarter or during any of the three (3) prior fiscal quarters.
“Senior Funded Debt” means, without duplication, all long term and current Indebtedness of the Euronet Entities as described in subsections (i), (iii), (iv), (v) and (vi) of the definition of “Indebtedness” set forth in Exhibit 1 hereto (including Indebtedness to shareholders), less any proceeds of any Indebtedness incurred by the Borrower Agent in connection with the issuance and sale of the Convertible Senior Debentures held by the Borrower Agent in the Proceeds Account, and excluding (A) Indebtedness incurred pursuant to Convertible Debentures permitted by Section 10.1(n) of the US Credit Agreement, (B) any Indebtedness as described in subsection (iv) of the definition of “Indebtedness” to the extent such Indebtedness is already included in subsections (i) or (iii) of the definition of “Indebtedness”, (C) any Indebtedness as described in subsection (v) of the definition of “Indebtedness” to the extent such Indebtedness is already included in subsections (i), (iii) or (iv) of the definition of “Indebtedness” and (D) any Indebtedness as described in subsections (iv) and (v) of the definition of “Indebtedness” to the extent such Indebtedness secures or guarantees Indebtedness described in subsection (ii) of the definition of “Indebtedness” or is Indebtedness described in Section 10.1(i), Section 10.2(o) and Section 10.2(p).

          (ii) Consolidated Total Funded Debt/EBITDA Ratio. Maintain as of the last day of each fiscal quarter, a Consolidated Total Funded Debt/EBITDA Ratio no greater than 3.25 to one for each fiscal quarter, determined in accordance with GAAP. “Consolidated Total Funded Debt/EBITDA Ratio” means the ratio of (i) the aggregate outstanding principal amount of Total Funded Debt of the Euronet Entities as of the last day of the applicable fiscal quarter to (ii) EBITDA of the Euronet Entities for the four (4) quarters ending on such date plus the pro forma amount of historic EBITDA for the four (4) quarters ending on such date, of any Euronet Entity acquired during such fiscal quarter or during any of the three (3) prior fiscal quarters. “Total Funded Debt” means, without duplication, all Senior Funded Debt plus any Indebtedness incurred pursuant to Convertible Debentures permitted by Section 10.1(n) of the US Credit Agreement less any proceeds of any Indebtedness incurred by the Borrower Agent in connection with the issuance and sale of the Convertible Debentures permitted by Section 10.1(n) of the US Credit Agreement held by the Borrower Agent in the Proceeds Account.
          (b) Consolidated Fixed Charge Coverage Ratio. Maintain as of the last day of each fiscal quarter, a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.00, determined on a consolidated basis in accordance with GAAP. “Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, for the Euronet Entities, the ratio of (i) EBITDAR for the four (4) fiscal quarters ending on such day less cash Capital Expenditures made during such four (4) fiscal quarters and tax expense (other than VAT taxes) paid and dividends paid during such four (4) fiscal quarters to (ii) the sum of interest expense and rent payments paid during such four (4) fiscal quarters, plus recurring payments of principal scheduled for the four (4) fiscal quarters after such day, all as calculated in accordance with GAAP, plus 33 1/3 % of the Revolving Credit Commitment.
          (c) Minimum Consolidated EBITDA. Maintain, for the Euronet Entities, (i) for the period commencing the Closing Date and ending the last day of the first fiscal quarter to end after the Closing Date a minimum trailing twelve month Consolidated EBITDA equal to at least $63,000,000 and (ii) for each fiscal quarter thereafter a minimum trailing twelve month EBITDA equal to the greater of (x) the minimum trailing twelve month EBITDA required hereunder for the previous fiscal quarter or (y) 85% of the trailing twelve month Consolidated EBITDA as of the last day of the previous fiscal quarter. “Consolidated EBITDA” means EBITDA of the Euronet Entities for each such period, determined on a consolidated basis in accordance with GAAP.
     9.2 Minimum Borrower EBITDA. The Borrower shall, so long as this Agreement shall remain in effect or any Obligations shall be unpaid, maintain as of the last day of each fiscal quarter set forth in the grid below, a minimum trailing twelve month Borrower EBITDA for the Borrower equal to at least the amount set forth opposite such fiscal quarter, determined in accordance with GAAP.

Fiscal Quarter	EBITDA
June 30, 2006	$1,500,000
September 30, 2006	$2,250,000
December 31, 2006	$2,500,000
March 31, 2007	$3,000,000
June 30, 2007 and each fiscal quarter thereafter	$3,500,000
ARTICLE 10
NEGATIVE COVENANTS
     So long as this Agreement shall remain in effect or any of the Obligations shall be unpaid, unless the Agent and the Required Lenders shall otherwise consent in writing, the Borrower (unless otherwise specifically set forth herein) agrees that it will:
     10.1 Indebtedness. Not incur, create or suffer to exist any Indebtedness (other than to the Lenders hereunder), except:
          (a) trade payables incurred in the ordinary course of business;
          (b) Indebtedness existing on the date of this Agreement and disclosed in Schedule 10.1 hereto;
          (c) intercompany Indebtedness to any direct or indirect Subsidiary of the Borrower Agent that is (i) a “Borrower” or “Obligor” as such terms are defined in the US Credit Agreement (provided that the conditions set forth in Section 6.11 of the US Credit Agreement have been satisfied with respect to any such “Borrower” or “Obligor”) or (ii) a “Borrower” or “Obligor” as such terms are defined in the Euro Credit Agreement (provided that the conditions set forth in Section 6.11 or Section 8.10 of the Euro Credit Agreement have been satisfied with respect to any such “Borrower” or “Obligor”);
          (d) Indebtedness under any Interest Rate Contract to the extent relating to, (i) outstanding Indebtedness of the Borrower otherwise allowed under this Agreement, or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by the Borrower in the following twelve (12) months after such Interest Rate Contract has been entered into, and such Indebtedness is otherwise allowed under this Agreement;
          (e) Indebtedness under other Hedging Agreements to the extent related to (i) Indebtedness of the Borrower otherwise allowed under this Agreement, or (ii) obligations to purchase assets, properties or services otherwise allowed under this Agreement; provided such Hedging Agreements do not increase the Indebtedness outstanding of the Borrower other than as a result of fluctuations in foreign currency exchange rates or by reason of reasonable fees, indemnities and compensation payable thereunder;
          (f) Indebtedness in respect of performance bonds and surety bonds incurred in the ordinary course of the Borrower’s business;
          (g) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of Assets or shares of capital stock, so long as such acquisitions or dispositions are otherwise permitted under this Agreement;
          (h) Indebtedness consisting of the Borrower’s guaranty of its Subsidiary’s Indebtedness to the extent that the Subsidiary’s Indebtedness is reflected in the consolidated balance sheet of the Euronet Entities;
          (i) Indebtedness consisting of limited financial guaranties or contractual performance guaranties executed by the Borrower to secure the performance obligation of any of its Subsidiaries incurred in the Borrower’s ordinary course of business, consistent with past practice;
          (j) Indebtedness to the extent it represents a replacement, renewal, refinancing or extension of outstanding Indebtedness provided for herein;
          (k) Indebtedness incurred with respect to Acquisitions provided that the Borrower has complied with the provisions of Section 10.4(e); and
          (l) Indebtedness under capitalized leases incurred in the ordinary course of business.
Notwithstanding the foregoing, no Indebtedness otherwise permitted by this Section 10.1, shall result in or cause a breach or default under any Convertible Senior Debenture Document or any Convertible Debenture Document.
     10.2 Liens. Not create, incur, or suffer to exist any other Lien in, of or on any of its properties (now owned or hereafter acquired) or on any income or revenues or rights in respect of any thereof, nor will the Borrower Parties permit any other Euronet Entity to create, incur, or suffer to exist any other Lien in, of or on any of their respective properties (now owned or hereafter acquired) or on any income or revenues or rights in respect of any thereof, except:
          (a)    (i) Liens in favor of the Agent and the Lenders created by the Loan Documents, (ii) Liens in favor of the “Agent” and the “Lenders” created by the “Loan Documents” as such terms are defined in the US Credit Agreement, and (iii) Liens in favor of the “Agent” and the “Lenders” created by the “Loan Documents” as such terms are defined in the Euro Credit Agreement;

          (b) Liens for taxes, assessments or governmental charges or levies, if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;
          (c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that secure payment of obligations not more than sixty (60) days past due except for such Liens as are being contested in good faith by appropriate proceedings;
          (d) Liens arising out of pledges or deposits under laws relating to worker’s compensation, unemployment insurance, old age pensions, or other social security or retirement benefits, or under similar laws;
          (e) Liens existing on the date of this Agreement and disclosed in Schedule 10.2 hereto;
          (f) Liens securing equipment under equipment leases arising in the ordinary course of business, but only to the extent that such Liens secure only the equipment being leased;
          (g) Liens securing Indebtedness incurred by any Euronet Entity which becomes a Euronet Entity as a result of an Acquisition;
          (h) Easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business not interfering in any material respect with Borrower’s business or operations;
          (i) Options to purchase stock of Borrower under stock-based compensation plans or arrangements in favor of employees of Borrower and non-employee directors of Borrower;
          (j) Liens arising by reason of any judgment, decree or order of any court not constituting an Event of Default, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
          (k) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);
          (l) Liens securing Interest Rate Contracts or other Hedging Agreements permitted under Section 10.1;
          (m) Liens arising from purchase money indebtedness, so long as such Liens extend only to the assets constructed, expanded, installed, acquired or improved with such purchase money indebtedness and do not secure any Indebtedness in an amount in excess of such purchase money indebtedness;
          (n) Property ownership transfers made for security purposes (Sicherungseigentum), retention of title arrangements (Eigentumsvorbehalt) and assignments of claims, rights and receivables made for security purposes (Sicherungsabtretungen), in each case made in the ordinary course of business;
          (o) Any extension, renewal, or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (n); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced;
          (p) Cash deposited with banks that participate in any Euronet Entities’ ATM network in the ordinary course of business to secure cash contributed by such banks for use in the ATM network and cash deposited with vendors or suppliers of PINs or mobile phone time to any Euronet Entity in the ordinary course of business to secure accounts payable to such vendors or suppliers;
          (q) Rights or Liens granted to vendors or suppliers of PINs or on-line mobile or long distance phone time (including, without limitation, telephone operators) in PIN inventory, PIN accounts receivable or restricted cash accounts associated with the purchase or sale of such PINs or phone time including the rights and Liens of mobile operators in the Mobile Network Trust Arrangement;
          (r) Pledges of the stock, shares or other equity interests in any entity acquired in an Acquisition permitted by Section 10.4(e) to secure Indebtedness permitted by Section 10.1(k); and
          (s) Liens to secure up to 19,000,000 Euro of the Indebtedness to Bank of America pursuant to standby letters of credit and Liens on up to an additional 10,000,000 Euro of cash collateral to secure Indebtedness with any Person pursuant to standby letters of credit to secure bank guarantees required by mobile phone operators.
          Provided, however, the Liens set forth in subsections (j) through (m) above, and any extensions, renewals, or replacements of such Liens, shall not encumber assets of the Euronet Entities at any time with a value in excess of One Million Dollars ($1,000,000) in the aggregate; provided, further that no Lien otherwise permitted by this Section 10.2 shall result in the creation or imposition of a Lien on the assets of the Borrower Agent or any of its Subsidiaries that would cause a breach or default under any Convertible Senior Debenture Document or any Convertible Debenture Document.
     10.3 Sale and Lease-Back Transactions. Not enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that Borrower may enter into any sale and lease-back transaction if (a) at the time of such transaction no Default or Event of Default shall have occurred and be continuing, (b) the proceeds from the sale of the subject property shall be at least equal to its fair market value, and (c) the subject property shall have been acquired by the Borrower after the date of this Agreement and held by it for not more than one year or for such longer time as may be agreed to by the Agent. The provisions of this Section 10.3 shall not apply to a sale and lease back of ATM machines or POS terminals in the ordinary course of business when such sale and leaseback is entered into in connection with an agreement between the Borrower and a customer for the provision of services, such as the outsourced operation of the ATMs or POS terminals or the licensing and maintenance of software for the operation of such ATMs or POS terminals.
     10.4 Mergers, Transfers of Assets, Acquisitions. Not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it; sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any Assets or any capital stock of the Borrower; or be a party to any Acquisition of another Person or any acquisition of all or substantially all of another Person’s assets, other than:
          (a) sales of inventory in the ordinary course of business;
          (b) the lease of terminal equipment in the ordinary course of business;
          (c) the disposition of obsolete or worn-out fixed assets or other property no longer required by or useful to it in connection with the operation of its business;
          (d) sales, assignments, transfers or other dispositions of Assets for cash consideration, but only so long as (i) the consideration received by Borrower is not less than fair market value of the Assets sold; and (ii) the cash consideration thereof is used within twelve (12) months to, (A) permanently repay or prepay any then outstanding Obligations, or (B) invest in properties or assets useful in an ATM network business or transaction processing business and which will benefit Borrower;
          (e) any Acquisition by the Borrower, so long as Borrower Agent gives Agent thirty (30) days prior written notice of such Acquisition or completion of an Acquisition under an Agreement executed prior to the Closing Date, so long as the Borrower Agent has notified the Agent of such Acquisition prior to the Closing Date. In each case Borrower Agent shall provide to the Agent the following information: pro forma financial statements and projections and a pro forma Compliance Certificate, demonstrating that the Borrower Parties will be, after giving effect to the Acquisition, in compliance with each of the financial covenants set forth in Article 9 of this Agreement. For purposes of such pro forma financial statements and pro forma Compliance Certificate, to calculate the Borrower Parties’ compliance with the financial covenants set forth in Article 9 hereof, after an acquisition of one hundred percent (100%) of the stock or assets of an Acquired Company, the EBITDA and EBITDAR of the Acquired

Company, based upon pro forma numbers acceptable to the Agent, from its last four rolling quarters may be included to the extent that such numbers reflect cash flow from assets fully transferred to the Borrower as a result of the acquisition of the Acquired Company, with adjustments for any transactions not in the ordinary course of business. If the Borrower acquires less than one hundred percent (100%) of the stock or assets of an Acquired Company, the Agent shall make a good faith determination of what portion, if any, of such Acquired Company’s EBITDA and EBITDAR to include in the pro forma financial statements. The Agent may require that any Acquired Company enter into and deliver a Guaranty Agreement in form and substance satisfactory to the Agent; and
          (f) issuances of capital stock or treasury stock made in the ordinary course of Borrower’s business so long as such issuance or issuances does not result in an Event of Default under Section 11.1(j).
     10.5 Creation of Subsidiaries. Not create any Foreign Subsidiaries or U.S. Subsidiaries without the Agent’s prior written consent. The Agent may require any such Subsidiaries enter into and deliver a Guaranty Agreement in form and substance satisfactory to the Agent.
     10.6 Subsidiary Dividend Restrictions. Not permit any Subsidiary of the Borrower to be bound by or enter into any agreement, amendment, covenant, understanding or revision to any agreement which prohibits or restricts the ability of any such subsidiary to declare and pay dividends or make any other distribution to the Borrower.
     10.7 [Intentionally Omitted.]
     10.8 Use of Proceeds. Not use any of the proceeds of the Loans (a) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including without limitation Regulations T, U and X or (b) to make any Acquisition for which the board of directors of the target company has not given its consent or approval.
     10.9 Loans, Advances and Investments. Not make, nor permit any of its Subsidiaries that are Obligors to make, any loans, advances or extensions of credit to, or investments (whether acquisitions of stock or securities or otherwise) in, or acquire any Assets of, any Persons, including, without limitation, any Affiliates of the Borrower or any of its partners, shareholders, officers or employees (collectively, “Investments”), other than:
          (a) Assets acquired or expenses advanced in the ordinary course of business, including extensions of credit to Borrower’s customers in the ordinary course of Borrower’s business consistent with past practice;
          (b) Investments in short-term obligations issued or fully guaranteed by the U.S. Government and funds comprised of such obligations;

          (c) certificates of deposit and other time deposits with, and any other Investment purchased through Bank of America;
          (d) commercial paper rated A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc.;
          (e) existing Investments listed on Schedule 10.9 hereto;
          (f) Investments made to acquire Acquisitions permitted under Section 10.4 above;
          (g) Investments of the Borrower in or to any one or more Obligors pursuant to this Agreement;
          (h) Investments permitted under Section 10.1 of this Agreement;
          (i) Investments in minority interests in other Persons and Investments for the purchase of tradenames, software or patents not to exceed One Million Dollars ($1,000,000) in the aggregate, unless otherwise approved in writing by Lender; and
          (j) Investments in money market funds governed by Rule 2a-7 of the Investment Company Act of 1940, as amended (each a “Money Market Fund”).
     In no event will any Investment otherwise permitted by this Section 10.9 result in or cause a breach or default under any Convertible Senior Debenture Document or any Convertible Debenture Document.
     10.10 Negative Pledge. Not permit to exist any Lien on any of its property or the property of any other Euronet Entity, except as permitted under Section 10.2 above. On the request of the Agent, the Borrower will, and the Borrower Agent will cause the other Euronet Entities to, execute acknowledgments or other forms of notice of such negative pledge, and the Agent may record or file the same in the appropriate filing offices.
     10.11 Liquidation or Change in Business. Not liquidate, dissolve or discontinue the Borrower or any material business line, materially change its general business purpose or the character of its business, engage in any type of business not reasonably related to its business as conducted on the Closing Date.
     10.12 Money Services Business. Not engage in any business, nor permit any other Obligor to engage in any business, that could reasonably be classified as a “Money services business” (as defined in 31 C.F.R. §103.11(uu) as amended, restated or replaced from time to time).

ARTICLE 11
EVENTS OF DEFAULT
     11.1 Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:
          (a) Misrepresentation. Any representation or warranty made or deemed made by or on behalf of any Borrower Party to the Agent and the Lenders under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made;
          (b) Nonpayment. Any Borrower Party shall fail to pay any principal of the Note, any interest upon the Note, any reimbursement obligation respecting any Letter of Credit or any Fee or other Obligations within five (5) Business Days after the same becomes due;
          (c) Non-Performance of Other Covenants. Any Borrower Party shall fail to perform or comply with any of the terms or provisions of Article 8 of this Agreement and such failure is not cured within fifteen (15) days or any Borrower Party shall fail to perform or comply with or violates any covenant set forth in Article 9, Article 10 or any other covenant, term or provision hereof;
          (d) Other Indebtedness. The failure of any Euronet Entity to make any payment of principal or interest within five (5) Business Days after the same becomes due on any Indebtedness to the Agent, any Lender or any of the Agent’s or Lenders’ affiliates or subsidiaries (other than Indebtedness relating to the Loans) or with respect to any Indebtedness to any other Person or Persons or any default occurs under any agreement which evidences, secures or relates to, any such Indebtedness;
          (e) Insolvency. Any Borrower Party shall (i) have an order for relief entered with respect to it under the federal Bankruptcy Code or under any other laws relating to bankruptcy, insolvency, dissolution, winding up, liquidation or reorganization or relief of debtors, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, administrator, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the federal Bankruptcy Code or under any other laws relating to bankruptcy, insolvency, dissolution, winding up, liquidation or reorganization or relief of debtors, (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this paragraph (e), or (vii) fail to contest in good faith any appointment or proceeding described in paragraph (f) of this Section 11.1, or any of the foregoing shall occur with respect to any Euronet Entity (other than the Borrower) which would have a material adverse effect on the business or financial condition of the Borrower or on the Euronet Entities taken as a whole;

          (f) Appointment of Receiver. Without the application, approval or consent of any Euronet Entity, a receiver, trustee, administrator, examiner, liquidator or similar official shall be appointed for any Euronet Entity or any substantial part of its property, or a proceeding described in clause (v) of paragraph (e) of this Section 11.1 shall be instituted against any Euronet Entity;
          (g) Judgment. Any Borrower Party shall fail within forty-five (45) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate against the Borrower that is not stayed on appeal or otherwise being appropriately contested in good faith;
          (h) ERISA. Any Reportable Event shall occur in connection with any Defined Benefit Pension Plan adopted or sponsored by any Borrower Party or to which a Borrower Party makes contributions, which occurrence may have a materially adverse effect on such entity’s business or financial condition;
          (i) Material Adverse Change. Upon the occurrence of any event or condition which the Agent, in its reasonable sole discretion, determines is a material adverse change in the business or financial condition of the Borrower or which materially and adversely affects the Borrower’s ability to perform its obligations to the Agent and the Lenders; or
          (j) Change of Control. (i) Except as permitted by Section 10.4, any Change of Control of any U.S. Subsidiary of the Borrower or any Obligor, or any acquisition by a third-party of more than fifty percent (50%) of the ownership or voting capital of Borrower Agent or (ii) a “Change of Control” as defined in the Convertible Senior Debenture Indenture shall have occurred, or (iii) a change of control or substantively similar concept as provided in any Convertible Debenture Document shall have occurred.
          (k) Other Credit Agreements. Any “Event of Default” shall have occurred pursuant to the US Credit Agreement or the Euro Credit Agreement.
     11.2 Rights and Remedies. Upon the occurrence of each and every Event of Default (other than an event described in paragraphs (e), (f) or (k) of Section 11.1 above and, in the case of an event described in paragraph (k) of Section 11.1, the effect of such event is to accelerate the maturity of any Indebtedness pursuant to the US Credit Agreement or the Euro Credit Agreement), and at any time thereafter during the continuance of such event, the Agent may (and shall at the instruction of the Required Lenders), by notice to the Borrower Agent, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitment and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with all accrued interest thereon and all other Obligations shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower or the Borrower Agent on its behalf, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in the case of any event described in paragraphs (e), (f) or (k) of Section 11.1 above and, in the case of an event described in paragraph (k) of Section 11.1, the effect of such event is to accelerate the maturity of any Indebtedness pursuant to the US Credit Agreement or the Euro Credit Agreement, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with all accrued interest thereon and all other Obligations shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower or the Borrower Agent on its behalf, anything contained herein or in any other Loan Document to the contrary notwithstanding.
     Upon the occurrence and during the continuance of any Event of Default, the Agent may also exercise any or all of its rights and remedies, whether existing under this Agreement, other Loan Documents, applicable law or otherwise.
ARTICLE 12
AGENT
     12.1 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.
     12.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
     12.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
     The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.9 and 11.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, the Borrower Agent, a Lender or the L/C Issuer.
     The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
     12.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     12.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     12.6 Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Agent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower or Borrower Agent to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          (b) Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, as the case may be. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     12.7 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     12.8 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party or other Obligor, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Agent under Section 13.6) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 13.6.

     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
     12.9 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Agent, at its option and in its discretion,
          (a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 13.9, if approved, authorized or ratified in writing by the Required Lenders; and
          (b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 10.2.
     Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 12.9.
ARTICLE 13
MISCELLANEOUS
     13.1 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy or other telegraphic communications equipment of the sending party, as follows:
          (a) if to Borrower Agent or the Borrower, to it c/o Euronet Worldwide, Inc. at 4601 College Boulevard, Suite 300, Leawood, Kansas 66211 (Facsimile: 913-327-1921) or in the case of Borrower also as follows: Euronet Services India Pvt., Ltd. , North Quadrant, II Floor , IL&FS Financial Center , BKC, Bandra East, Mumbai — 400 051 (Tel: +91 — 22 — 3064 7040 and Fax: +91 — 22 — 2653 3103);
          (b) if to the Agent, to Bank of America, N.A., Mumbai branch, Express Towers, Nariman Point, Mumbai 400021 India, attention – Loan Servicing Department, (Telephone: +91-22-5632-3064, +91-22-5632-3048);
or to such other address or telecopy number as any party may direct by notice given as provided in this Section 13.1. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, if received on or before 5:00 p.m., local time of the recipient, on a Business Day, or on the next Business

Day if received after 5:00 p.m. on a Business Day or on a day that is not a Business Day, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 13.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 13.1.
     13.2 [Intentionally Omitted.]
     13.3 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agent and the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes, regardless of any investigation made by the Agent of the Lenders or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other Obligations are outstanding.
     13.4 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower Agent, the Borrower, the Agent and the Lenders and thereafter shall be binding upon and inure to the benefit of the Borrower Agent, the Borrower, the Agent, the Lenders and their respective successors and permitted assigns, except that neither the Borrower Agent nor the Borrower shall have the right to assign or delegate any of their respective rights or duties hereunder or any interest herein without the prior written consent of the Agent.
     13.5 Successors and Assigns; Participations. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 13.5, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 13.5, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 13.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.5(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.5(b), participations in L/C Obligations) at the time owing to it); provided that
               (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed);
               (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
               (iii) any assignment of a Commitment must be approved by the Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);
               (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent a questionnaire in the form provided by the Agent; and
               (v) so long as no Default or Event of Default has occurred and continuing, there shall be no more than three (3) Lenders party to the Credit Agreement at any time without the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed).
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.5, 5.2 and 13.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
          (c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s principal office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Parties and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Agent a copy of the Register.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification requiring the consent of all Lenders or the Lenders affected thereby, that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.7 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 5.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the

Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.5(b) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.6 as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          (h) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to Section 13.5(b) above, Bank of America may, upon 30 days’ notice to the Borrower Agent and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Prime Lending Rate Loans or fund risk participations in Unreimbursed Amounts).
     13.6 Expenses; Indemnity.
          (a) The Borrower agrees to pay all out-of-pocket expenses reasonably incurred by the Lenders and the Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agent and the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Note issued hereunder, including, but not limited to, all appraisal fees (equipment or otherwise), filing fees and search fees, the fees, charges and disbursements of Lathrop & Gage L.C., counsel for the Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Agent or the Lenders. The Borrower further agrees that it shall indemnify the Agent and the Lenders from and hold it harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the Loans or this Agreement or any of the other Loan Documents other than taxes on the income of the Agent or any Lender.
          (b) The Borrower agrees to indemnify the Agent and each Lender and their respective directors, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the making of any Loans or the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (each an “Indemnified Claim”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the negligence or willful misconduct of such Indemnitee and (ii) have not, in whole or in part, arisen out of or resulted from any act, or omission to act, of any Borrower Party or any of their Affiliates.
          (c) The provisions of this Section 13.6 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Agent or any Lender. All amounts due under this Section 13.6 shall be payable on written demand therefor.
     13.7 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or any such Lender to or for the credit or the account of the Borrower Agent or the Borrower against any and all of the Obligations, irrespective of whether or not the Agent or such Lender shall have made any demand under this Agreement or such other Loan Document and notwithstanding that such Obligations may be unmatured. The rights of the Agent and the Lenders under this Section 13.7 are in addition to other rights and remedies (including other rights of setoff) which the Agent of the Lenders may have.
     13.8 Applicable Law. This Agreement and the other Loan Documents, except as otherwise expressly provided in such other Loan Documents, shall be governed by and construed and enforced under and in accordance with the laws of the State of Missouri applicable to contracts made and to be performed wholly within said state, without giving effect to choice of law or conflict of law principles.
     13.9 Waivers; Amendment. (a) No failure or delay of the Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and each Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which the Agent or the Lenders would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower Party therefrom shall in any event be effective unless the same shall be contained in a written instrument signed by the Agent and the Required Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower Party in any case shall entitle Borrower Parties to any other or further notice or demand in similar or other circumstances. Notwithstanding the foregoing:
               (i) without the prior written consent of Agent, no amendment or waiver shall be effective with respect to any provision in any of the Loan Documents (including Section 12) to the extent such provision relates to the rights, duties, immunities or discretion of Agent;
               (ii) without the prior written consent of all Lenders, no waiver of any Default or Event of Default shall be effective if the Default or Event of Default relates to either any Borrower Party’s failure to observe or perform any covenant that may not be amended without the unanimous written consent of Lenders (and, where so provided hereinafter, the written consent of Agent) as hereinafter set forth in this Section 13.9; and
               (iii) written agreement of all Lenders (except a defaulting Lender) shall be required to effectuate any amendment, modification or waiver that would:
          A. increase or extend the Commitment of any Lender;
          B. postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;
          C. reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

          D. change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Loans which is required for the Lenders or any of them to take any action hereunder; provided that Schedule E-1 hereto (Revolving Commitments) may be amended from time to time by Agent alone to reflect assignments of Commitments in accordance herewith so long as the total of the Commitments is not modified except as otherwise permitted hereunder;
          E. amend this Section or any provision of this Agreement providing for consent or other action by all Lenders;
          F. release Collateral other than as expressly permitted by this Agreement; or
          G. change the definitions “Required Lenders”;
                  (iv) without the prior written consent of the L/C Issuer, no amendment or waiver with respect to the provisions of Sections 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, and 2.15 shall be effective;
If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.
          (b) If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lenders whose consent is not obtained a “Non-Consenting Lender”) then, so long as the Agent is not a Non-Consenting Lender, at the Borrower Agent’s request, an Eligible Assignee selected by the Borrower Agent or otherwise shall have the right (but not the obligation) with the Agent’s approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Commitments for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to an assignment and acceptance agreement, without premium or discount.
     13.10 Suretyship Waivers. The Borrower hereby expressly waives (a) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting the Borrower’s liability under this Agreement or the Loan Documents; (b) discharge due to any disability of any Obligor; (c) any defenses of the Borrower to obligations under this Agreement or the Loan Documents not arising under the express terms of this Agreement or the Loan Documents or from a material breach thereof by Agent or the Lenders which under applicable law has the effect of discharging any Obligor from the obligations as to which any Loan Document is sought to be enforced;

(d) the benefit of any act or omission by Agent or the Lenders which directly or indirectly results in or aids the discharge of any Obligor from any of the Obligations by operation of law or otherwise; (e) except as expressly provided herein, all notices whatsoever, including, without limitation, notice of acceptance of the incurring of the Indebtedness; (f) any right it may have to require the Agent or the Lenders to disclose to it any information that the Agent or the Lenders may now or hereafter acquire concerning the financial condition or any circumstance that bears on the risk of nonpayment by any Obligor, including, without limitation, the release of any such Obligor from the Indebtedness; and (g) any requirement that the Agent or the Lenders exhaust any right, power or remedy or proceed against any Obligor or any other security for, or any guarantor of, or any other party liable for, any of the Indebtedness, or any portion thereof. The Borrower specifically agrees that it shall not be necessary or required, and the Borrower shall not be entitled to require, that the Agent or the Lenders (i) file suit or proceed to assert or obtain a claim for personal judgment against any Obligor for all or any part of the Indebtedness; (ii) make any effort at collection or enforcement of all or any part of the Obligations from any Obligor; (iii) foreclose against or seek to realize upon any security now or hereafter existing for all or any part of the Indebtedness; (iv) file suit or proceed to obtain or assert a claim for personal judgment against any Obligor or other party liable for all or any part of the Indebtedness; (v) exercise or assert any other right or remedy to which the Agent or any Lender is or may be entitled in connection with the Obligations or any security or guaranty relating thereto to assert; or (vi) file any claim against assets of one Obligor before or as a condition of enforcing the liability of any other Obligor under this Agreement or the Loan Documents.
     Without limiting the foregoing in any way, the Borrower hereby irrevocably waives and releases:
          (a) Any and all rights it may have at any time (whether arising directly or indirectly, by operation of law, contract or otherwise) to require the marshaling of any assets of the Borrower, which right of marshaling might otherwise arise from any such payments made or Obligations performed;
          (b) Until such time as the Obligations have been satisfied in full, any and all rights that would result in the Borrower being deemed a “Creditor” under the United States Bankruptcy Code of any Obligor or any other person, on account of payments made or Obligations performed by the Borrower; and
          (c) Until such time as the Obligations have been satisfied in full, any claim, right or remedy which it may now have or hereafter acquire against any Obligor that arises hereunder and/or from the performance by it hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification or participation in any claim, right or remedy of the Agent or any Lender against any Obligor or any collateral security which the Agent or any Lender now has or may hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

     13.11 Interest Rate Limitation. Notwithstanding anything herein or in the Note to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Agent or the Lenders, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Agent or the Lenders in accordance with applicable law, the rate of interest payable under the Note, together with all Charges payable to the Agent or the Lenders, shall be limited to the Maximum Rate.
     13.12 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     13.13 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     13.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 13.4.
     13.15 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     13.16 Jurisdiction; Consent to Service of Process.
          (a) Each Borrower Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Missouri state court or the federal court for the Western District of Missouri, any appellate court from any thereof, in any action or proceeding brought by the Lenders to obtain provisional or ancillary remedies described in Section 13.20(b). Nothing in this Agreement shall affect any right that the Agent or the Lenders may otherwise have to bring any action or proceeding to obtain any such provisional or ancillary remedy in the courts of any jurisdiction. For the avoidance of doubt, the parties hereto hereby acknowledge and confirm that all Claims (as defined in Section 13.20) between or among the parties hereto shall be determined by binding arbitration in accordance with the provisions of Section 13.20.

          (b) Each Borrower Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding to obtain any provisional or ancillary remedies described in Section 13.20(b) in any Missouri state court or federal court for the Western District of Missouri. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     13.17 Terms Generally. The definitions contained in this Agreement and in Exhibit 1 hereto shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided, however, that, for purposes of determining compliance with any covenant set forth in Article 9, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower Parties’ financial statements referred to in Article 9.
     13.18 English Language.
          (a) Any notice given under or in connection with any Loan Document must be in English.
          (b) All other documents provided under or in connection with any Loan Document must be:
               (i) in English; or
               (ii) if not in English, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
     13.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “US Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.
     13.20 ARBITRATION. EXCEPT AS SET OUT BELOW, ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT (COLLECTIVELY, “CLAIM”), SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF (“J.A.M.S.”), AND THE “SPECIAL RULES” SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CLAIM IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR ANY SUCH JUDICIAL RELIEF SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CLAIM TO ARBITRATION IF ANY OTHER PARTY CONTESTS SUCH ACTION FOR JUDICIAL RELIEF.
          (a) SPECIAL RULES. ANY ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF BORROWER AGENT’S DOMICILE AT THE TIME OF THE EXECUTION OF THIS AGREEMENT, OR IF THERE IS REAL OR PERSONAL PROPERTY COLLATERAL, IN THE COUNTY WHERE SUCH REAL OR PERSONAL PROPERTY IS LOCATED, AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATION SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR. THE ARBITRATOR SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT. The parties agree that the arbitration award shall be foreign award within the meaning of the Indian Arbitration and Conciliation Act, 1996 (the “Act”) and that either party may enforce the award against the other party in India in accordance with the provisions of the Act. It is further agreed by and between the parties that Part I of the Act shall not apply to the Borrower Parties in case of any arbitration held in accordance with the terms of this clause. The parties further agree that the Borrower Parties shall not approach the courts of law in India and the courts of law in India by virtue of this clause shall not have jurisdiction to grant interim injunctions on an application made by the Borrower Parties under section 9 of the Act.
          (b) RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (II)) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF ANY PARTY HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST OR SELL ANY REAL OR PERSONAL PROPERTY OR COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER, ANY PARTY MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE OR SELL COLLATERAL OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NONE OF THESE ACTIONS SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CLAIM OCCASIONING RESORT TO SUCH REMEDIES OR PROCEDURES.
          (c) WAIVER OF CERTAIN DAMAGES. THE PARTIES HERETO WAIVE ANY RIGHT OR REMEDY EITHER MAY HAVE AGAINST THE OTHER TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF ANY CLAIM WHETHER THE CLAIM IS RESOLVED BY ARBITRATION OR BY JUDICIAL ACTION.
ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
THIS DOCUMENT, TOGETHER WITH OTHER WRITTEN AGREEMENTS BETWEEN BORROWER AND BANK OF AMERICA, N.A., IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN SUCH PARTIES. THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR OR CONTEMPORANEOUS ORAL CREDIT AGREEMENTS OR

PRIOR WRITTEN CREDIT AGREEMENTS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF. ANY ADDITIONAL TERMS OF THE CREDIT AGREEMENT BETWEEN SUCH PARTIES ARE SET FORTH BELOW.
THERE ARE NO SUCH ORAL AGREEMENTS BETWEEN SUCH PARTIES.
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IN WITNESS WHEREOF, the parties have executed this Agreement on the                      day of                                         , 2006, by their duly authorized officers, effective for all purposes as of                                                               , 2006.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

BORROWER AGENT:	EURONET WORLDWIDE, INC.,
a Delaware corporation

	By:	/s/ Rick Weller

Name: Rick Weller
Title: EVP & CFO

BORROWER	EURONET SERVICES INDIA PVT LTD,
a company organized under the laws of India

	By:	/s/ Jeff Newman

Name: Jeff Newman
Title: Director
Signature Page to Euronet Rupee Credit Agreement

AGENT AND LENDER	BANK OF AMERICA, N.A., a national
banking association

	By:	/s/ John Mills

Name: John P. Mills
Title: Vice President
Signature Page to Euronet Rupee Credit Agreement

EXHIBIT 1
DEFINITIONS
     For purposes of said Credit Agreement, the following terms shall have the meanings specified below:
     “Acquired Company” shall mean any company acquired (in whole or in part) pursuant to Section 10.4(e).
     “Acquisition” shall mean any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower (in one transaction or as the most recent transaction in a series of transactions) (i) acquires any going business or all or substantially all of the assets of any Person (including, in the case of a corporation, any division thereof), whether through purchase of assets, merger or otherwise, (ii) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have voting power for the election of directors, or (iii) directly or indirectly acquires control of a majority ownership interest in any partnership or joint venture.
     “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified and in any case shall include, when used with respect to the Borrower, any joint venture in which the Borrower holds an equity interest.
     “Agent” is defined in the preamble to this Agreement.
     “Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the Funding Currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.
     “Agreement” or “Credit Agreement” shall mean this Agreement, together with all exhibits and schedules hereto, as it may be amended from time to time.
     “Applicable Margin” shall mean the percentage set forth below opposite the applicable Consolidated Senior Funded Debt/EBITDA Ratio calculated and adjusted on the first day of the month following the receipt by the Agent of each quarterly Compliance Certificate; any change in the “Applicable Margin” shall be effective with respect to any MIBOR Rate Loan, any Prime Lending Rate Loan, any unused commitment fee and any Letter of Credit Fee on or after each such date.

If the Euronet Entities’ Consolidated	MIBOR Rate	Prime Lending	Unused	Letter of
Senior Funded Debt / EBITDA Ratio is	Loans	Rate Loans	Commitment Fee	Credit Fee
greater than 2.50:1.00	2.50%	.25%	.25%	1.75%
less than or equal to 2.50:1.00, but greater than 2.00:1.00	2.25%	0%	.25%	1.75%
less than or equal to 2.00:1.00, but greater than 1.50:1.00	1.75%	0%	.20%	1.75%
less than or equal to 1.50:1.00, but greater than 1.00:1.00	1.25%	0%	.20%	1.75%
less than or equal to 1.00: 1.00	1.00%	0%	.15%	1.75%
     Notwithstanding anything in this definition to the contrary, the Borrower must maintain a Consolidated Senior Funded Debt Ratio in accordance with Section 9.1 or pay interest at the Default Rate in accordance with Section 4.3(b).
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assets” shall mean all assets which, under GAAP, would appear as assets on the balance sheet of a Borrower Party.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5(b)), and accepted by the Agent, in form and substance approved by the Agent.
     “Bank of America” is defined in the preamble to this Agreement.
     “Base Currency” means lawful money of the United States.
     “Borrower” is defined in the preamble to this Agreement.
     “Borrower Agent” is defined in Section 4.9 of this Agreement.
     “Borrower EBITDA” shall mean, for any period, operating income plus depreciation plus amortization plus, upon the request of the Borrower with the prior consent of the Agent, certain one-time, non-cash charges included in operating income.
     “Borrower Parties” shall mean the Borrower and the Borrower Agent.
     “Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the jurisdiction in which the Agent’s principal office is located) on which banks in the jurisdiction in which the Agent’s principal office is located are open for business, and in relation to any date for payment or purchase of Rupees, any day on which banks in Mumbai, India are open for business.
     “Calculation Date” is defined in Section 3.3 of this Agreement.

     “Capital Expenditures” shall mean, without duplication, (i) expenditures (whether paid in cash or accrued as a liability) for fixed assets, tooling, plant and equipment (including without limitation the incurrence of Capital Lease Obligations), and (ii) any other expenditures that would be classified as capital expenditures under GAAP. Capital Expenditures shall not include the amount of consideration paid or any monetary obligation incurred in respect of the purchase price for any Acquisition.
     “Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
     “Cash Collateral” is defined in Section 2.10 of this Agreement.
     “Cash Collateral Account” shall mean a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be in Agent’s name and subject to Agent’s Liens for the Pro Rata benefit of the Lenders.
     “Cash Collateralize” is defined in Section 2.10 of this Agreement.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986.
     “Charges” is defined in Section 13.11 of this Agreement.
     “Closing Date” shall mean May 26, 2006.
     “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.
     “Collateral” shall mean the any property of any Obligor that is subject to a security interest or other Lien granted pursuant to any Loan Document.
     “Commitment” shall mean each Lender’s Revolving Credit Commitments.
     “Compliance Certificate” is defined in Section 8.4(d) of this Agreement.
     “Consolidated EBITDA,” and “Consolidated Fixed Charge Coverage Ratio,” are defined in Article 9 of this Agreement.
     “Consolidated Senior Funded Debt/EBITDA Ratio,” and “Consolidated Total Funded Debt/EBITDA Ratio” are defined in Article 9 of this Agreement.

     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
     “Convertible Debenture Indenture” shall mean the Indenture between the Borrower Agent, and US Bank National Association, as trustee with respect to the Convertible Debentures, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.
     “Convertible Debentures” shall mean the convertible debentures issued by the Borrower Agent, at any time or from time to time, in the maximum aggregate principal amount not to exceed $175,000,000, that are expressly subordinated to the Obligations pursuant to this Agreement and the “Obligations” pursuant to the US Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement. “Convertible Debentures” do not include the “Convertible Senior Debentures”.
     “Convertible Debenture Documents” shall mean the Convertible Debenture Indenture and the Convertible Debentures.
     “Convertible Senior Debenture Indenture” shall mean that certain Indenture between the Borrower Agent and U.S. Bank National Association, as Trustee, dated as of December 15, 2004, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.
     “Convertible Senior Debentures” shall mean the Convertible Senior Debentures issued by the Borrower Agent pursuant to the Convertible Senior Debenture Indenture, in the maximum aggregate principal amount not to exceed $125,000,000 (or such greater amount to the extent the initial purchaser’s option to purchase additional Convertible Senior Debentures is exercised in accordance with its terms, provided that such amount shall not exceed $140,000,000), as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.
     “Convertible Senior Debenture Documents” shall mean the Convertible Senior Debenture Indenture and the Convertible Senior Debentures.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
     “Default Rate” shall mean a rate of interest per annum equal to two percent (2.000%) plus the rate otherwise prevailing hereunder.

     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Defined Benefit Pension Plan” shall mean any employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower may have any liability.
     “Disbursement Date” shall mean the date on which Agent makes a disbursement of a Loan, which date shall be a Business Day.
     “Dollars”, “dollars” or “$” shall mean lawful money of the United States of America.
     “EBITDA” shall mean, for any period, (i) operating income, plus (ii) depreciation, plus (iii) amortization plus (iv) interest income from the operations of the Prepaid Processing Segment, plus (v) upon the request of the Borrower Agent with the prior consent of the Agent, certain one-time, non-cash charges included in operating income, plus (vi) non-cash expenses recognized pursuant to Financial Accounting Standards Board Statement No. 123(R), (Share-Based Payments); provided that if any non-cash expense referred to in the immediately preceding clauses (v) and (vi), including for stock options, becomes a cash charge in a future period then EBITDA shall be adjusted by the amount of such cash charge.
     “EBITDAR” shall mean, for any period, (i) operating income, plus (ii) depreciation, plus (iii) amortization, plus (iv) interest income from the operations of the Prepaid Processing Segment, plus (v) rent, plus (vi) upon the request of the Borrower Agent with the prior consent of the Agent, certain one-time, non-cash charges included in operating income, plus (vii) non-cash expenses recognized pursuant to Financial Accounting Standards Board Statement No. 123(R), (Share-Based Payments); provided that if any non-cash expense referred to in the immediately preceding clauses (vi) and (vii), including for stock options, becomes a cash charge in a future period then EBITDAR shall be adjusted by the amount of such cash charge.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower Agent (each such approval not to be unreasonably withheld or delayed), and in the case of each of (a), (b), (c) or (d) as may be permitted by any applicable law; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower Parties or any of the Borrower Parties’ Affiliates or Subsidiaries.
     “Environmental Laws” is defined in Section 7.4(b) of this Agreement.

     “Environmental Lien” shall mean a Lien in favor of any Governmental Authority or other Person for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a release or threatened release of any toxic or hazardous waste or substance into the environment.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Euro Borrowers” are the “Borrowers” as defined in the Euro Credit Agreement.
     “Euro Credit Agreement” shall mean that certain $30,000,000 EURO/GBP Credit Agreement dated as of October 25, 2004, as amended or otherwise modified by that certain Amendment No. 1 and Limited Waiver, dated as of December 14, 2004, that certain Limited Waiver dated as of December 23, 2004, that certain Limited Waiver dated as of February 10, 2005, that certain Amendment No. 2, dated as of March 14, 2005, that certain Limited Waiver dated as of May 11, 2005, that certain Limited Waiver dated as of May 17, 2005, that certain Amendment No. 3 dated as of May 25, 2005, that certain Amendment No. 4 dated as of June 8, 2005, that certain Limited Waiver dated as of June 9, 2005, that certain Amendment No. 5 dated as of June 16, 2005, that certain Amendment No. 6 dated as of July 15, 2005, that certain Amendment No. 7 dated as of September 28, 2005, that certain Limited Waiver dated as of November 4, 2005, that certain Amendment No. 8 dated as of November 17, 2005, that certain Amendment No. 9 dated as of May 26, 2006 and as further amended, supplemented or modified from time to time, by and among the Borrower Agent, e-pay Holdings Limited, Delta Euronet GmbH, Bank of America, as agent and a lender and the other financial institutions from time to time party thereto.
     “Euronet Entities” shall mean the Borrower Agent and each U.S. Subsidiary and Foreign Subsidiary of the Borrower Agent and each U.S. Subsidiary and Foreign Subsidiary of each such subsidiary.
     “Euros” shall mean lawful money of the European Union.
     “Event of Default” is defined in Article 11 of this Agreement.
     “Exchange Rate” shall mean, on any day, with respect to the Funding Currency, the rate at which the Funding Currency may be exchanged into the Base Currency, as set forth at approximately 11:00 a.m., Mumbai time, on such day on the Reuters World Currency Page for the Funding Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for exchange rates as the Agent shall determine, and in the event there is no other publicly available service, the Exchange Rate shall be the Agent’s Spot Rate of Exchange on such Date for the purchase of the Base Currency for delivery two Business Days later; provided that the Agent’s Spot Rate of Exchange is not determinable on such date, the Agent may use any commercially reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

     “Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
     “Fees” shall mean the fees payable under Article 5 of this Agreement.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower Agent is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” shall mean a subsidiary of any Person not organized and existing under the laws of the United States of America or any state thereof.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funding Currency” shall mean Rupees.
     “GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.
     “Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, board, authority, instrumentality or regulatory body.
     “Guarantee” or “Guaranty” of a Person shall mean any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such person in connection with any application for a letter of credit. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guaranty Agreement” shall mean the Guaranty by the Borrower Agent in favor of the Agent on behalf of the Lenders or any other Guaranty by any Affiliate of a Borrower Party in favor of the Agent on behalf of the Lenders that may be entered into from time to time.
     “Hazardous Materials” is defined in Section 7.4(b) of this Agreement.
     “Hedging Agreement” shall mean any Interest Rate Contract, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement at any time entered into by the Borrower with any Lender (or any Affiliate of any Lender) or Agent.

     “Honor Date” is defined in Section 2.6(a) of this Agreement.
     “Increase Effective Date” is defined in Section 2.3(d) of this Agreement.
     “Indebtedness” shall mean, as to any Person, on a consolidated basis with such Person’s subsidiaries (unless otherwise specified), without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments (including all indebtedness to stockholders, howsoever evidenced), (ii) all obligations of such Person for the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue by more than sixty (60) days or which are being contested in good faith by appropriate proceedings, (iii) all Capital Lease Obligations of such Person, (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person to the extent of the value of the property subject to such Lien, (v) all Indebtedness of others Guaranteed by such Person and (vi) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances, unless such letters of credit or banker’s acceptances are fully secured by cash. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
     “Indemnified Claims” is defined in Section 13.6 of this Agreement.
     “Indemnitee” is defined in Section 13.6(b) of this Agreement.
     “Interest Period” shall mean, with respect to any MIBOR Rate Loan, each period commencing on the date such Loan is made or is converted from a Prime Lending Rate Loan type or the last day of the next preceding Interest Period for such Loan, and ending on the date that is thirty (30), sixty (60) or ninety (90) days thereafter, as the Borrower (or Borrower Agent on behalf of the Borrower) may select. Notwithstanding the foregoing: (i) any Interest Period for any Loan which would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day; and (iii) the Borrower (or Borrower Agent on behalf of the Borrower) shall select the duration of Interest Periods in such a way so that notwithstanding clauses (i) and (ii) above, no Interest Period shall have a duration of less than thirty (30) days (and, if any MIBOR Rate Loans would otherwise have an Interest Period of a shorter duration, they shall be Prime Lending Rate Loans for the relevant period).
     “Interest Rate Contract” shall mean any interest rate agreement, interest rate collar agreement, interest rate swap agreement, or other agreement or arrangement at any time entered into by the Borrower with any Lender (or any Affiliate of a Lender or Agent) that is designed to protect against fluctuations in interest rates.
     “Investments” is defined in Section 10.9 of this Agreement.

     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or in favor the L/C Issuer and relating to any such Letter of Credit.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.15. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” and “Lenders” is defined in the preamble to this Agreement.
     “Letter of Credit” means (i) any standby letter of credit issued hereunder and (ii) any guarantee, indemnity or other instrument in a form requested by the Borrower or the Borrower Agent and agreed by the Agent and the L/C Issuer.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Credit Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” is defined in Section 2.12 of this Agreement.

     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call, restriction on right to sell or similar right of a third party with respect to such securities.
     “Loan” shall mean any Revolving Loan or any advance under this Agreement, and “Loans” shall mean all Revolving Loans and advances thereunder collectively.
     “Loan Request” is defined in Section 4.8 of this Agreement.
     “Loan Documents” shall mean, collectively, this Agreement, the Revolving Notes, the Guaranty Agreements and all other documents, agreements and instruments executed by any Borrower Party or Obligor in favor of the Agent or any Lender in connection with the transactions contemplated by this Agreement.
     “Material Contracts” is defined in Section 7.10 of this Agreement.
     “Maximum Rate” is defined in Section 13.11 of this Agreement.
     “MIBOR Rate” shall mean, for any Interest Period with respect to a MIBOR Rate Loan, the rate per annum equal to the rate published by the National Stock Exchange (NSE) of India. If such rate is not available at such time for any reason, then the “MIBOR Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Rupees for delivery on the first day of such Interest Period in same day funds in the approximate amount of the MIBOR Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s Mumbai Branch to major banks in the Mumbai interbank market at their request at approximately 11:00 a.m. (Mumbai time) on the first day of the commencement of such Interest Period.
     “MIBOR Rate Loan” shall mean a Loan that accrues interest at the MIBOR Rate.
     “Mobile Network Trust Arrangement” shall mean (i) the arrangements, whether registered or unregistered, between e-Pay Limited, the Law Debenture Trust Corporation plc and certain mobile telephone networks in the UK, including Orange, Vodafone, O2, Virgin Mobile and T-Mobile pursuant to which e-pay Limited collects fees for mobile telephone top-ups, holds cash and accounts for, and distributes cash amounts to, such networks and itself; (ii) any other similar arrangements entered into from time to time.
     “Money Market Fund” is defined in Section 10.9(j) of this Agreement.
     “Non-Consenting Lender” is defined in Section 13.9 of this Agreement.
     “Notes” shall mean the Revolving Notes.

     “Obligations” shall mean all unpaid principal of and accrued and unpaid interest on the Revolving Notes, all accrued and unpaid Fees, and all other obligations and liabilities of the Borrower to the Agent or any Lender now existing or hereafter arising under the Loan Documents and any Hedging Agreements, including, without limitation, all renewals, replacements, extensions and modifications thereof and thereto and any and all draws under any and all Letters of Credit and any other letters of credit issued by the L/C Issuer or Bank of America for the account of the Borrower.
     “Obligor” shall mean each Borrower Party and each direct or indirect Subsidiary of any Borrower Party which is a party to a Guaranty Agreement, or party to any security agreement, mortgage, deed of trust or other document or instrument provided to the Agent in support of the Borrower’s Obligations pursuant to this Agreement and the other Loan Documents from time to time.
     “Participant” is defined in Section 13.5(d) of this Agreement.
     “PBGC” shall mean the Pension Benefit Guarantee Corporation referred to and defined in ERISA.
     “Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.
     “Prepaid Processing Segment” shall mean the reportable “Prepaid Processing” segment as reported in the Borrowing Agent’s form 10-Q and 10-K filings with the Securities and Exchange Commission.
     “Prime Lending Rate” shall mean, at any date, the rate of interest per annum then most recently established by the Mumbai Office of Bank of America as its “prime lending rate,” it being understood and agreed that such rate is set by Bank of America as a general reference rate of interest, taking into account such factors as Bank of America may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Bank of America may make various business or other loans at rates of interest having no relationship to such rate.
     “Prime Lending Rate Loan” shall mean a Loan that accrues interest at the Prime Lending Rate.
     “Pro Rata” shall mean a share of or in all Revolving Loans, participations in L/C Obligations, liabilities, payments, proceeds, collections, Collateral and, which share for any Lender on any date shall be a percentage (expressed as a decimal, rounded to the ninth decimal place) arrived at by dividing the amount of the Revolving Credit Commitment of such Lender on such date by the aggregate amount of all of the Revolving Credit Commitments of all Lenders on such date.

     “Proceeds Account” shall mean that certain account maintained with the Agent, established by the Borrower Agent for the purpose of depositing proceeds in connection with the issuance and sale of the Convertible Senior Debentures permitted pursuant to Section 10.1(m) of the US Credit Agreement or any Subordinated Securities permitted pursuant to Section 10.1(n) of the US Credit Agreement, unless such account offers inferior interest rates or fees than a comparable account with another reputable banking institution, and in such case the Borrower Agent may designate such comparable account as the Proceeds Account.
     “RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time.
     “Related Parties” is defined in Section 2.9 of this Agreement.
     “Relevant Interbank Market” means the Mumbai interbank market.
     “Register” is defined in Section 13.5(c) of this Agreement.
     “Regulation T, U or X” shall mean Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulatory Change” shall mean, with respect to the Agent or any Lender, any change after the date of this Agreement in (i) United States federal or state law or regulations, or the entry, adoption, or making after such date of any order, interpretation, directive, or request of or under any United States federal or state law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, or (ii) Indian central or state law or regulations, or the entry, adoption, or making after such date of any order, interpretation, directive, or request of or under any Indian central or state law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, in each case applying to a class of banks including Agent or any Lender.
     “Reportable Event” shall mean any reportable event, as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Defined Benefit Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA involving an amount aggregating $50,000 or more shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.
     “Required Lenders” shall mean at any date of determination thereof, Aggregate Lenders having Aggregate Revolving Credit Commitments representing at least 51% of the Aggregate Revolving Credit Commitments at such time; provided, however, that if any Aggregate Lender shall be in breach of any of its obligations hereunder to the

Borrower or Agent, under the US Credit Agreement to the “Borrowers” or “Agent” party thereto or under the Euro Credit Agreement to the “Borrowers” or “Agent” party thereto, including any breach resulting from its failure to honor any of its Aggregate Revolving Credit Commitments in accordance with the terms of this Agreement, the US Credit Agreement or the Euro Credit Agreement, as applicable, then, for so long as such breach continues, the term “Required Lenders” shall mean Aggregate Lenders (excluding each Aggregate Lender that is in breach of such obligations) having Aggregate Revolving Credit Commitments representing at least 51% of the Aggregate Revolving Credit Commitments (excluding the Aggregate Revolving Credit Commitments of each Aggregate Lender that is in breach of such obligations) outstanding at such time; provided further, however, that if the Aggregate Revolving Credit Commitments have been terminated, the term “Required Lenders” shall mean the Aggregate Lenders (excluding each Aggregate Lender that is in breach of such obligations) holding Aggregate Revolving Loans representing at least 51% of the aggregate principal amount of all Aggregate Revolving Loans (excluding the Aggregate Revolving Loans of each Aggregate Lender that is in breach of such obligations) outstanding at such time; provided, that in addition to the foregoing, in the event there are less than four Aggregate Lenders then the term Required Lenders must also constitute at least two Aggregate Lenders. For the purposes of the definition of Required Lenders the following terms shall have the following meanings: “Aggregate Lenders” shall mean the Lenders under this Agreement, the “Lenders” under the US Credit Agreement and the “Lenders” under the Euro Credit Agreement; “Aggregate Revolving Credit Commitments” shall mean the Revolving Credit Commitments under this Agreement, plus the “Revolving Credit Commitments” under the US Credit Agreement, plus the “Revolving Credit Commitments” under the Euro Credit Agreement; and “Aggregate Revolving Loans” shall mean the Revolving Loans under this Agreement, plus the “Revolving Loans” under the US Credit Agreement, plus the “Revolving Loans” under the Euro Credit Agreement.
     “Reset Date” is defined in Section 3.3 of this Agreement.
     “Revolving Credit Commitment” shall mean the aggregate of all Revolving Credit Commitments of each Lender set forth on Schedule E-1 or such amount reduced as provided in Section 2.1(a) of this Agreement.
     “Revolving Credit Termination Date” shall mean May 26, 2009 or such other date as may be agreed to by Agent, the Required Lenders, the Borrower Agent and the Borrower from time to time; provided that no Lender shall be required to extend its Commitment without such Lender’s consent.
     “Revolving Loan” is defined in Section 2.1 of this Agreement.
     “Revolving Notes” is defined in Section 2.2 of this Agreement.
     “Rupees” shall mean the lawful currency of India.
     “SEC” is defined in Section 8.4(e) of this Agreement.

     “Senior Funded Debt” is defined in Section 9.1 of this Agreement.
     “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the voting power or more than fifty percent (50%) of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary of the Borrower Agent or the Borrower, direct or indirect, now existing or hereafter acquired or created, whether a U.S. Subsidiary or a Foreign Subsidiary.
     “Sum” is defined in Section 3.5(a) of this Agreement.
     “Tax” shall mean any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
     “Tax Deduction” shall mean a deduction or withholding for or on account of a Tax from a payment under a Loan Document or a Hedging Agreement.
     “Unreimbursed Amount” is defined in Section 2.6(a) of this Agreement.
     “US Borrowers” are the Borrowers as defined in the US Credit Agreement.
     “US Credit Agreement” shall mean that certain $10,000,000 U.S. Credit Agreement dated as of October 25, 2004, as amended, supplemented or otherwise modified by that certain Amendment No. 1 and Limited Waiver, dated as of December 14, 2004, that certain Limited Waiver dated as of December 23, 2004, that certain Limited Waiver dated as of February 10, 2005, that certain Amendment No. 2 dated as of March 14, 2005, that certain Limited Waiver dated as of April 14, 2005, that certain Limited Waiver dated as of May 11, 2005, that certain Limited Waiver dated as of May 17, 2005, that certain Amendment No. 3 dated as of May 25, 2005, that certain Amendment No. 4 dated as June 8, 2005, that certain Limited Waiver dated as of June 9, 2005, that certain Supplement No. 1 dated as of June 15, 2005, that certain Amendment No. 5 dated as of July 15, 2005, that certain Amendment No. 6 dated as of September 28, 2005, that certain Limited Waiver dated as of November 4, 2005, that certain Amendment No. 7 dated as of November 17, 2005, that certain Amendment No. 8 dated as of May 26, 2006 and as further, amended, supplemented or modified from time to time by and among the Borrower Agent, PaySpot, Inc., a Delaware corporation, Euronet USA, Inc., an Arkansas corporation, and Call Processing, Inc., a Texas corporation, Bank of America, as agent and a lender, and the other financial institutions from time to time party thereto.

     “U.S. Subsidiary” shall mean a subsidiary of any Person organized and existing under the laws of the United States of America or any state thereof.

Schedule E-1
Revolving Credit Commitments

Lender	Revolving Credit Commitment
Bank of America, N.A.	$10,000,000

Exhibit 2.2
Revolving Note

Exhibit 4.8-A
Notice of Borrowing

Exhibit 4.8-B
Notice of Termination or Reduction

Exhibit 8.4
Compliance Certificate

Schedule 7.4
Environmental Matters
None.

Schedule 7.5
Financial Statements

Schedule 7.8
Corporate Structure

Schedule 10.1
Existing Indebtedness

Schedule 10.2
Existing Liens

Schedule 10.9
LOANS, ADVANCES AND INVESTMENTS